As filed with the Securities and Exchange Commission on September 14, 2012

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

(Exact name of Registrant as specified in its charter)

Quebec	2836	Not Applicable
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification) Code Number (if applicable))	(I.R.S. Employer Identification Number (if applicable))

225 Promenade du Centropolis

Suite 200

Laval, Quebec,

Canada H7T 3B3

(450) 687-2262

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, New York, NY 10011

(212) 894-8700

(Name, address, (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Henri Harland Neptune Technologies & Bioressources Inc. 225 Promenade du Centropolis, Suite 200 Laval, Quebec, Canada H7T 3B3 (450) 687-2262	François Paradis Osler, Hoskin & Harcourt LLP 1000 De La Gauchetiére Street West Suite 2100 Montréal, Québec, Canada H3B 4W5 (514) 904-8100	Jason Comerford Osler, Hoskin & Harcourt LLP 620 Eighth Avenue, 36th Floor New York, New York 10018 (212) 867-5800

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement

Province of Quebec, Canada

(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):

A.☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

B.☒	At some future date (check the appropriate box below):

1.☐	pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing)
2.☐	pursuant to Rule 467(b) on at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on
3.☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.☒	After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf short form prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares	-	-	-	-
Warrants	-	-	-	-
Units	-	-	-	-
Total	US$100,000,000	100%	US$100,000,000	US$11,460

(1)	There are being registered under this Registration Statement such indeterminate number of common shares, warrants to purchase common shares, and units (all of the foregoing collectively, the “Securities”) of the Registrant as shall have an aggregate initial offering price of up to US$100,000,000. Any Securities registered by this Registration Statement may be sold separately or as units with other Securities registered under this Registration Statement. The proposed maximum initial offering price per Security will be determined, from time to time, by the Registrant in connection with the sale of the Securities under this Registration Statement.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

The information in this short form prospectus is not complete and may be changed. The securities may not be sold in the United States until the Registration Statement filed with the U.S. Securities and Exchange Commission is effective.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

This short form prospectus has been filed under legislation in securities regulatory authorities in the provinces of Québec, Ontario, Manitoba, Alberta and British Columbia that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the secretary of Neptune Technologies & Bioressources Inc. at 225, Promenade du Centropolis, Suite 200, Laval, Québec, H7T 0B3, telephone: 1 888 664-9166 and are also available electronically at www.sedar.com.

Preliminary Short Form Base Shelf Prospectus

New Issue	September 11, 2012

Neptune Technologies & Bioressources Inc.

US$100,000,000

Common Shares

Warrants

Units

Neptune Technologies & Bioressources Inc. (“we”, “us”, “our”, “Neptune” or the “Company”) may offer and issue from time to time common shares of the Company (“Common Shares”), warrants to purchase Common Shares (“Warrants”), any combination of Common Shares and Warrants (“Units”) or any combination thereof (all of the foregoing collectively, the “Securities”) up to an aggregate initial offering price of US$100,000,000 (or the equivalent thereof if the Securities are denominated in any other currency or currency unit) during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments hereto, remains effective. Securities may be offered in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more accompanying prospectus supplements (collectively or individually, as the case may be, a “Prospectus Supplement”).

All information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

The outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (“TSX”) under the symbol “NTB” and on the Nasdaq Stock Market (“NASDAQ”) under the symbol “NEPT”. Unless otherwise specified in the applicable Prospectus Supplement, Securities other than Common Shares will not be listed on any securities exchange. There is no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus and any applicable Prospectus Supplement. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities, and the extent of issuer regulation. See “Risk Factors”. Certain legal matters related to the offering of Securities hereunder will be passed upon by Osler, Hoskin & Harcourt LLP with respect to Canadian and U.S. legal matters.

Investing in the Securities involves significant risks. Investors should carefully read the “Risk Factors” section in this Prospectus beginning on page 20, in the documents incorporated by reference herein and in the applicable Prospectus Supplement.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system (“MJDS”) adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Investors should be aware that such requirements are different from those of the United States. The annual and interim financial statements incorporated herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and are subject to Canadian auditing and auditor independence standards and thus may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated or organized under the laws of Canada, that some or all of the Company’s officers and directors are residents of Canada, that all or a substantial portion of the Company’s assets and all or a substantial portion of the assets of said persons are located outside the United States and that some or all of the underwriters or experts herein or in any Prospectus Supplement may be residents of Canada.

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR HAS THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES OR ANY CANADIAN SECURITIES REGULATOR APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of shares offered, the offering price, the currency and any other terms specific to the Common Shares being offered; (ii) in the case of Warrants, the designation, number and terms of the Common Shares issuable upon exercise of the Warrants, the offering price, the currency, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, and any other terms specific to the Warrants being offered, and (iii) in the case of Units, the designation, number of Common Shares and Warrants comprising the Units, the offering price, the currency and any other terms specific to the Units being offered. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters set forth in this Prospectus. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.

Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences both in the United States and Canada. This Prospectus does not discuss U.S. or Canadian tax consequences and any applicable Prospectus Supplement may not describe these tax consequences fully. Prospective investors should read the tax discussion in any applicable Prospectus Supplement.

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No underwriter has been involved in the preparation of this Prospectus nor has any underwriter performed any review of the contents of this Prospectus.

This Prospectus constitutes a public offering of Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell the Securities. The Company may offer and sell Securities to, or through, underwriters and also may offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters or agents involved in the offering and sale of the Securities and will set forth the terms of the offering of the Securities, the method of distribution of the Securities including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters or agents and any other material terms of the plan of distribution.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”.

Our head and registered office is located at 225, Promenade du Centropolis, Suite 200, Laval, Québec, Canada, H7T 0B3.

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ABOUT THIS PROSPECTUS

The Company is subject to the information requirements of the United States Securities Exchange Act of 1934, as amended, or the U.S. Exchange Act, and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the filing, delivery and content of proxy statements, and its officers, directors and principal shareholders are exempt from the insider reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company may not be required to publish financial statements as promptly as a comparable U.S. company.

You may read any document that the Company has filed with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room. You may read and download some of the documents the Company has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

This Prospectus and the documents incorporated by reference contain company names, product names, trade names, trademarks and service marks of Neptune and other organizations, all of which are the property of their respective owners.

Market data and industry forecasts in or incorporated by reference into this Prospectus were obtained from various publications. Although we believe that these independent sources are generally reliable, the accuracy and completeness of such information is not guaranteed and has not been independently verified.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Neptune”, the “Company”, “we”, “us”, “our” or similar terms refer to Neptune Technologies & Bioressources Inc. and its subsidiaries, references to “Acasti” refer to Acasti Pharma Inc. and references to “NeuroBio” refer to NeuroBioPharm Inc.

EXCHANGE RATE INFORMATION

The financial information of the Company contained in the documents incorporated by reference herein are presented in Canadian dollars. All references in this Prospectus to “dollars”, “CDN$” and “$” refer to Canadian dollars, and references to “US$” refer to United States dollars, unless otherwise expressly stated. Potential purchasers should be aware that foreign exchange rate fluctuations are likely to occur from time to time and that the Company does not make any representation with respect to future currency values. Investors should consult their own advisors with respect to the potential risk of currency fluctuations.

The following table sets forth (i) the rate of exchange for the Canadian dollar, expressed in United States dollars, in effect at the end of the periods indicated; (ii) the average exchange rates for the Canadian dollar expressed in United States dollars, on the last day of each month during such periods; and (iii) the high and low exchange rates for the Canadian dollar, expressed in United States dollars, during such periods, each based on the noon rate of exchange as reported by the Bank of Canada for conversion of Canadian dollars into United States dollars:

	Three-month period ended May 31, 2012	Fiscal Year Ended February 29/28
		2012	2011
Rate at the end of period	0.9663	1.0136	1.0268
Average rate during period	1.0012	1.0084	0.9802
Highest rate during period	1.0197	1.0583	1.0268
Lowest rate during period	0.9663	0.9430	0.9278

On September 10, 2012, the closing exchange rate for the Canadian dollar, expressed in United States dollars, as quoted by the Bank of Canada, was CDN$1.00 = US$1.02.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain information that may constitute forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of U.S. federal securities laws, both of which we refer to as forward-looking information. Forward-looking information can be identified by the use of terms such as “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not statements about the present or historical facts. Forward-looking statements in this Prospectus include, but are not limited to, statements about:

•

Neptune’s ability, and the ability of its distribution partners, to continue to successfully commercialize Neptune Krill Oil (NKO®) and ECOKRILL Oil (EKO™), and the ability of Neptune’s subsidiaries, Acasti and NeuroBio, to commercialize other product candidates in the United States, Canada and internationally;

•	plans of Neptune’s subsidiaries, Acasti and NeuroBio, to conduct new clinical trials for product candidates, including the timing and results of these clinical trials;

•

the timing and cost of completion of the expansion project of Neptune’s manufacturing facility in Sherbrooke, Québec, and the amount of increased production capacity for krill oil at the expanded facility;

•	Neptune’s estimates of the size of the potential markets for NKO® and EKO™ and its product candidates and the rate and degree of market acceptance of EKO™ and NKO® and its product candidates;

•	the benefits of NKO® and EKO™ and its product candidates as compared to others products in the nutraceutical and pharmaceutical markets;

•	Neptune’s ability to maintain and defend its intellectual property rights in NKO® and EKO™ and in its product candidates; and

•	Neptune’s expectations regarding its financial performance, including its revenues, expenses, gross margins, liquidity, capital resources and capital expenditures.

Although the forward-looking information is based upon what we believe are reasonable assumptions, no person should place undue reliance on such information since actual results may vary materially from the forward-looking information.

In addition, the forward-looking information is subject to a number of known and unknown risks, uncertainties and other factors, including those described in this Prospectus under the heading “Risk Factors” and any applicable Prospectus Supplement, many of which are beyond our control, that could cause actual results and developments to differ materially from those that are disclosed in or implied by the forward-looking information, including, without limitation:

•	the Company’s history of net losses and inability to achieve profitability;

•	the successful commercialization of NKO® and EKO™;

•	the Company’s reliance on third parties for the manufacture, supply and distribution of its products and for the supply of raw materials;

•	the Company’s reliance on a limited number of distributors;

•	the Company’s ability to manage its growth efficiently;

•	the Company’s ability to further penetrate core or new markets;

•	the Company’s dependence on a single manufacturing facility;

•	the Company’s ability to attract and retain skilled labor;

•	the Company’s ability to attract, hire and retain key management and personnel;

•	the success of current and future clinical trials by the Company and its subsidiaries;

•	the Company’s ability to achieve its publicly announced milestones on time;

•	product liability lawsuits brought against the Company and its subsidiaries;

•	intense competition from other companies in the pharmaceutical and nutraceutical industry; and

•	the Company’s ability to secure and defend its intellectual property rights.

Consequently, all the forward-looking information is qualified by this cautionary statement and there can be no guarantee that the results or developments that we anticipate will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business, financial condition or results of operations. Accordingly, you should not place undue reliance on the forward-looking information. Except as required by applicable law, Neptune does not undertake to update or amend any forward-looking information, whether as a result of new information, future events or otherwise. These forward-looking statements are made as of the date of this Prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference into this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the secretary of Neptune at 225, Promenade du Centropolis, Suite 200, Laval, Québec, H7T 0B3, telephone: 1-888-664-9166. These documents are also available through the internet on SEDAR, which can be accessed online at www.sedar.com, and on EDGAR, which can be accessed at www.sec.gov.

The following documents, filed by Neptune, as the case may be, with the securities commissions or similar authorities in the provinces of Québec, Ontario, Alberta and British Columbia, and as amended from time to time, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	revised annual information form of the Company dated September 11, 2012 for the fiscal year ended February 29, 2012;

(b)	audited consolidated financial statements as at February 29, 2012, February 28, 2011 and March 1, 2010 and for the years ended February 29, 2012 and February 28, 2011, together with the notes thereto and the auditors’ report thereon, and with the management’s discussion and analysis thereon;

(c)	management information circular of the Company dated May 18, 2012 prepared in connection with the Company’s annual meeting of shareholders held on June 21, 2012; and

(d)	unaudited consolidated interim financial statements of the Company as at May 31, 2012 and for the three-month periods ended May 31, 2012 and 2011 (with the exception of the notice on the page preceding page 1 of such financial statements stating: “These interim financial statements have not been reviewed by an auditor.”), and with the management’s discussion and analysis thereon.

Any annual information form, annual or quarterly financial statements, annual or quarterly management’s discussion and analysis, management proxy circular, material change report (excluding confidential material change reports), business acquisition report, information circular or other disclosure document required to be incorporated by reference into a prospectus filed under National Instrument 44-101- Short Form Prospectus Distributions filed by Neptune with the securities commissions or similar authorities in Canada after the date of this Prospectus and prior to 25 months from the date hereof shall be deemed to be incorporated by reference into this Prospectus.

In addition, to the extent that any document or information incorporated by reference into this Prospectus pursuant to the foregoing paragraph is also included in any report filed with or furnished to the SEC by Neptune on Form 6-K or on Form 40-F (or any respective successor form) after the date of this Prospectus, it shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. Further, we may incorporate by reference into the registration statement of which this Prospectus forms a part, any report on Form 6-K furnished to the SEC, including the exhibits thereto, if and to the extent provided in such report.

A Prospectus Supplement containing the specific terms of any offering of our securities will be delivered to purchasers of our securities together with this Prospectus and will be deemed to be incorporated by reference in this Prospectus as of the date of the Prospectus Supplement and only for the purposes of the offering of our securities to which that Prospectus Supplement pertains.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified shall not constitute a part of this Prospectus except as so modified. Any statement so superseded shall not constitute a part of this Prospectus.

Upon a new annual information form and the related annual audited comparative financial statements and accompanying management’s discussion and analysis being filed with and, where required, accepted by, the securities commissions or similar authorities in Canada during the currency of this Prospectus, the previous annual information form, the previous annual audited comparative financial statements and accompanying management’s discussion and analysis and all interim financial statements and accompanying management’s discussion and analysis, and all material change reports, information circulars and business acquisition reports filed prior to the commencement of the then current fiscal year, will be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon an interim financial statement and accompanying management’s discussion and analysis being filed by Neptune with and, where required, accepted by, the securities commissions or similar authorities in Canada during the currency of this Prospectus, all interim financial statements and accompanying management’s discussion and analysis filed prior to the new interim financial statement shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.

CORPORATE STRUCTURE

Company Overview

Neptune was incorporated on October 9, 1998 pursuant to a certificate of incorporation issued under Part 1A of the Companies Act (Québec). On February 14, 2011, the Business Corporations Act (Québec) came into effect and replaced the Companies Act (Québec). Neptune is now governed by the Business Corporations Act (Québec). On May 30, 2000, the articles of the Company were amended in order to proceed with the restructuring of the Company’s capital stock and to convert its then issued and outstanding shares into newly-created classes of shares. The Company’s articles were also amended on May 31, 2000 to create Series A Preferred Shares. On August 29, 2000, the Company converted all its issued and outstanding Class A shares into Class B subordinate shares. On September 25, 2000, the Company further amended its share capital to eliminate its Class A shares and converted its Class B subordinate shares into Common Shares. On May 11, 2001, the Company amended its articles of incorporation to repeal the restrictions with respect to closed companies.

Neptune’s head office and registered office is located at 225, Promenade du Centropolis, Suite 200, Laval, Québec, Canada, H7T 0B3. The Company’s website address is www.neptunebiotech.com. The Company is also the owner of the websites www.mynko.com and www.neptunekrilloil.com.

Intercorporate Relationships

Neptune has two wholly-owned subsidiaries, Neptune Technologies & Bioressources USA Inc., or Neptune USA, and Neptune Technologies & Bioressources Hong Kong Limited, or Neptune Hong Kong, and two majority-owned subsidiaries, Acasti and NeuroBio. As of the date of this Prospectus, Neptune owns 57% of the voting rights attached to the securities of Acasti and 99% of the voting rights attached to the securities of NeuroBio. See “Corporate Structure - Corporate Structure Diagram”.

Acasti was incorporated on February 1, 2002 pursuant to a certificate of incorporation issued under Part 1A of the Companies Act (Québec) under the name 9113-0310 Québec Inc. and, prior to its partial spin-off in 2008, was a wholly-owned subsidiary of Neptune. The common shares of Acasti are listed and posted for trading on the TSX Venture Exchange under the symbol “APO”. Acasti is a company involved in the pharmaceutical industry.

NeuroBio was incorporated on October 15, 2008 pursuant to a certificate of incorporation issued under Part 1A of the Companies Act (Québec) under the name Neurovimer Pharma Inc. NeuroBio is also a company involved in the pharmaceutical industry.

Neptune USA was incorporated on June 1, 2006 under the laws of the State of Delaware and Neptune Hong Kong was incorporated on May 3, 2012 under the laws of Hong Kong. Neptune USA and Neptune Hong Kong do not carry on an active business at this time.

Corporate Structure Diagram

As of the date of this Prospectus, Neptune owns 41,381,333 Class A shares (common shares) of Acasti, representing approximately 57% of Class A shares (common shares) issued and outstanding of Acasti and 57% of the voting rights attached to the securities of Acasti. Acasti Class A shares (common shares) are voting, participating and with no par value.

As of the date of this Prospectus, Neptune holds 99% of the voting rights attached to the securities of NeuroBio through the holding of 8,500,990 Class A subordinate voting shares of NeuroBio, representing 99.99% of Class A subordinate voting shares issued and outstanding, 2,475,000 Class B multiple voting shares of NeuroBio, representing 99% of Class B multiple voting shares issued and outstanding, 17,325,000 Class G non-voting shares of NeuroBio, representing 99% of Class G non-voting shares issued and outstanding, and 25,740,000 Class H subordinate voting shares of NeuroBio, representing 99% of Class H subordinate voting shares issued and outstanding. As of the date of this Prospectus, Neptune also holds warrants of NeuroBio, namely 5,940,000 Series 2011-1 warrants, 1,885,574 Series 2011-2 warrants and 46,246 Series 2011-3 warrants to purchase 7,871,820 Class A subordinate voting shares of NeuroBio.

On September 5, 2012, a prospectus qualifying the distribution of 2,000,000 Class A subordinate voting shares and 4,000,000 Series 2011-1 warrants of NeuroBio held by Neptune by way of a dividend-in-kind was filed with Canadian securities regulatory authorities. Following the payment of the dividend, Neptune will control approximately 96% of the voting rights attached to the securities of NeuroBio in the aggregate and its holding of Class A subordinate voting shares of NeuroBio will be reduced to 6,500,990 Class A subordinate voting shares, representing approximately 76% of the Class A subordinate voting shares issued and outstanding. Neptune’s holding of Series 2011-1 warrants will also be reduced to 1,940,000 Series 2011-1 warrants following the distribution of the dividend, representing approximately 32.33% of the Series  2011-1 warrants issued and outstanding.

BUSINESS OF THE COMPANY

Overview

Neptune is a biotechnology company engaged primarily in the development, manufacture and commercialization of marine-derived omega-3 polyunsaturated fatty acids, or PUFAs. Neptune produces omega-3 PUFAs through its patented process of extracting oils from Antarctic krill, which omega-3 PUFAs are then principally sold as bulk oil to Neptune’s distributors who commercialize them under their private label primarily in the U.S., European and Australian nutraceutical markets. Neptune’s lead products, Neptune Krill Oil (NKO®) and ECOKRILL Oil (EKO™), generally come in capsule form and serve as a dietary supplement to consumers.

Having commenced commercial krill oil production in 2002, Neptune pioneered the commercialization of omega-3 PUFAs extracted from krill for human health maintenance and it now continues to further progress its product development based on its proprietary technology. We believe that our ability to provide a safe and effective product is a key factor in building and sustaining our credibility with our distribution partners. In fiscal year 2012, we produced 130,000 kilograms of krill oil, which at the time was our maximum capacity of production at our manufacturing facility. We are in the process of completing an expansion of our facility that, when completed, is expected to enable us to produce approximately 300,000 kilograms of krill oil annually. We believe this increase in production capacity will help position us to meet growing market demand for Neptune’s krill oil products. See “Business of the Company - Manufacturing and Facilities” and “Risk Factors - Risks Related to the Company’s Business - The Company is dependent on a single manufacturing facility.”

Through Neptune’s subsidiaries, Acasti and NeuroBio, in which Neptune respectively holds 57% and 99% of the voting rights, Neptune is also pursuing opportunities in the pharmaceutical market, namely in the over-the-counter, or OTC, medical food and prescription drug market. Neptune has granted licensing rights to both Acasti and NeuroBio which allow them to leverage the intellectual property, clinical data and know-how developed by Neptune to focus on, respectively, the research and development of safe and therapeutically effective compounds for highly prevalent atherosclerotic conditions, such as cardiometabolic disorders and cardiovascular diseases, and for neurodegenerative and inflammation related conditions.

The Krill Industry

Krill, which resembles shrimp, is a generic term designating approximately 85 species of deep and cold water pelagic marine planktonic animals (zooplankton) constituting of the global marine biomass. According to the Australian government’s Department of Sustainability, Environment, Water, Population and Communities (Australian Antarctic Division), krill is the most abundant animal biomass on the planet and is found in schools that can sometimes cover several square kilometres of ocean.

Because krill feeds on phytoplankton, namely diatoms and dinoflagellates, its lipid content is a major source of PUFAs, mainly docosahexaenoic acid, or DHA, and eicosapentaenoic acid, or EPA, two types of marine omega-3 fatty acids beneficial for health maintenance. Krill contains proteins offering a range of amino acids and effective digestive enzymes. In addition, it contains powerful antioxidants, including astaxanthin. Krill also contains phospholipids, amino acids and minerals providing clinically proven benefits in the absorption and digestion of nutrients for humans and animals.

Neptune’s patented krill oil extraction process produces a compound substance that contains enhanced levels of EPA and DHA, phospholipids and antioxidants, making it highly bioavailable (capable of absorption) and resistant to oxidation. Based on our internal research, we believe Neptune’s krill oil has a lower level of oxidation than fish oil due to its high natural content of antioxidants, which also results in a longer shelf life of our commercialized products.

Despite the higher price per kilogram of krill oil compared to fish oil, the krill oil market had global revenues of US$51.1 million in 2011, and is projected to grow at a compound annual growth rate, or CAGR, of 16.4% between 2011 and 2016, according to a Frost & Sullivan industry report entitled the 2012 Global Overview of the EPA and DHA Omega 3 Ingredients Markets, or the Frost & Sullivan July 2012 Report.

NKO® and EKO™ – Our Lead Products

Neptune Krill Oil (NKO®) and ECOKRILL Oil (EKO™)

NKO®, which was first commercialized in 2003, is a marine oil extracted from Antarctic krill (Euphasia superba) that contains the two essential omega-3 PUFAs, EPA and DHA, and provides a blend of nutritional elements. Its elevated content in phospholipids rich in omega-3 and omega-9 fatty acids and antioxidants such as astaxanthin and vitamin A and vitamin E offer a safe and effective product free of preservatives with clinically proven health benefits.

NKO® has a biomolecular profile of phospholipids, omega-3 fatty acids and important antioxidants that surpasses the usual profile of fish oils. The combination of phospholipids and omega-3 fatty acids highly facilitates the passage of fatty acids molecules through the body’s intestinal wall, increasing the bioavailability of omega-3 fatty acids. Independent research has shown that astaxanthin has a stronger antioxidant activity than vitamin A and vitamin E and other antioxidants such as lycopene and lutein. Neptune believes that NKO® contains higher amounts of astaxanthin compared to all other krill oil products on the market.

EKO™, which was commercialized in 2010, is similar to NKO® in that it undergoes the same krill oil extraction process except it has slightly lower specifications of PUFAs, phopholipids and antioxidants and, as a result, EKO™ has a lower price point than NKO®. For the 2012 fiscal year, sales of NKO® and EKO™ together accounted for nearly all of Neptune’s consolidated revenues.

Neptune believes that NKO® is the first and only krill oil product with clinically proven human health benefits in cardiovascular, joint, cognitive and women’s health. In 2004, the Alternative Medicine Review published the results of a 12-week, double-blind, randomized trial which demonstrated that daily doses of 1-3g NKO® are significantly more effective than 3g EPA/DHA fish oil in the management of cholesterol levels (hyperlipidemia). Daily doses of 1-3g NKO® have been proven effective in that trial to decrease low density lipoprotein (“LDL” – “bad cholesterol”) by 33.9%, triglycerides by 11.5% and increase high density lipoprotein (“HDL” – “good cholesterol”) by 43.3%.

The results of a double blind clinical study performed in May 2003 by Fotini Sampalis M.D., Ph.D., et. al., which were published in the Alternative Medicine Review, support the proposition that NKO® can reduce certain physical and emotional symptoms of premenstrual syndrome, such as stress, irritability and abdominal pain, and that NKO® is more effective than omega-3 fish oils for the management of such premenstrual symptoms.

An analysis of the Framingham Risk Score (which is used to estimate the 10-year cardiovascular risk of an individual and based on data obtained from the Framingham Heart Study, a long-term, ongoing cardiovascular study on residents of the town of Framingham, Massachusetts) data completed by Dr. Roxandra Bunea in 2003 suggests that individuals taking NKO® can significantly reduce cardiovascular disease risk, with an attributable-risk-reduction between 52% and 53%.

A double-blind clinical study performed in 2007 found that NKO® at a daily dose of 300 mg may within a short time to reaction (7-14 days) significantly inhibit inflammation by reducing C-reactive protein as well as significantly alleviate symptoms caused by osteoarthritis and rheumatoid arthritis.

A double-blind clinical trial undertaken by BioTeSys GmbH in February 2009 supports the benefits of NKO® versus a range of other omega-3 products for improving the EPA to arachidonic acid ratio and the omega-3 index. The main objective of the trial was to show the bioavailability of a physiological dosage of omega-3 fatty acids. Within the clinical trial, different sources of EPA and DHA, including different chemical bounds of EPA and DHA, were compared to each other. The obtained data reflects that uptake of EPA and DHA out of NKO® was most prominent and showed significant higher bioavailability in comparison to fish oil and a blend of lecithin, astaxanthin and fish oil. The study stated that, overall, the NKO® product showed clear superiority followed by ethyl esters, fish oil and the blend of lecithin, astaxanthin and fish oil.

Other Nutraceutical Products

Neptune Krill Aquatein™( NKA™)

Neptune Krill Aquatein (krill protein concentrate), or NKA™, is a product that features a range of marine amino acids, including the eight essential amino acids. NKA™ contains pre-digested proteins that are an important source of short-chain amino acids in the form of peptides that facilitate digestion by more effective assimilation.

More complete analyses of the composition of NKA™ were performed and different methods for improving quality and efficiency of production have been investigated. NKA™ is being positioned to be sold for both human and animal nutrition. For the fiscal year ended 2012, NKA™ did not account for any revenues and Neptune believes NKA™ will not generate meaningful revenues during the current fiscal year.

Pharmaceutical Products and Product Candidates - Acasti

Our majority owned subsidiary, Acasti, focuses on the research and development of safe and therapeutically effective compounds for highly prevalent atherosclerotic conditions, such as cardiometabolic disorders and cardiovascular diseases.

ONEMIA™

In 2011, ONEMIA™ became Acasti’s first product to be commercialized. ONEMIA™, marketed as a “medical food”, is only administered under the supervision of a physician and is intended for the dietary management of illnesses associated with omega-3 phospholipid deficiency related to cardiometabolic disorders. The term medical food is defined in the United States Orphan Drug Act as a food which is formulated to be consumed or administered enterally under the supervision of a physician and which is intended for the dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.

ONEMIA™ consists of concentrated omega-3 phospholipids and antioxidants, derived from Neptune krill oil. Studies have shown ONEMIA™ to be safe and effective for the dietary management of omega-3 phospholipid deficiency and the consequent abnormal lipid profiles. Omega-3 phospholipid deficiency can lead to a number of conditions, including hyperlipidemia (which generally manifests as high LDL (“bad cholesterol”) and high triglycerides), atherosclerosis (the buildup of plaque on the inside of blood vessels), diabetes and metabolic syndrome.

ONEMIA™ is now in the early stages of commercialization and is being distributed in the United States by Acasti to physicians (who then can either provide it to their patients directly or via a website by using a dedicated medical food code). Acasti also makes ONEMIA™ available via distributors and behind-the-counter in pharmacies. Acasti also intends to secure distribution partners to commercialize ONEMIA™ outside of the U.S. See “Risk Factors - Risks Related to the Company’s Business - The Company may not be able to further penetrate core or new markets.”

CaPre®

Acasti’s lead prescription drug candidate is CaPre®, which is a purified high omega-3 phospolipid concentrate derived from Neptune krill oil. CaPre® is being developed to address the prevention and treatment of cardiometabolic disorders, including hypertriglyceridemia, which is characterized by abnormally high levels of triglycerides.

CaPre® is designed to be used as a medical treatment in conjunction with positive lifestyle changes and administered either alone or in conjunction with other treatments such as statins (a class of drug used to reduce cholesterol levels) and, potentially, for use by statin-intolerant patients. In addition to targeting the reduction of moderate and very high triglycerides, preclinical research has indicated that CaPre® may also normalize blood lipids overall by also reducing LDL (“bad cholesterol”) and increasing HDL (“good cholesterol”). See “Business of the Company - Studies & Trials for Pharmaceutical Product Candidates - Acasti’s Product Candidate: CaPre®”. Clinical research is required in order to confirm an analogous efficacy in humans.

CaPre® is currently being evaluated in two Phase II clinical trials: (i) a prospective randomized double blind placebo control clinical study designed to evaluate the safety and efficacy of CaPre® for the management of moderate to high hypertriglyceridemia, and (ii) a prospective randomized open-label clinical trial designed to assess the safety, efficacy and dose response of CaPre® for patients with moderate to high hypertriglycerimedia. Over 600 patients will be enrolled for these trials, some of which were enrolled at the end of 2011. Following the completion of the trials, Acasti intends to prepare an investigational new drug, or IND, submission for a Phase III clinical trial for CaPre® in the U.S. CaPre® is currently undergoing the regulatory approval process in Canada and the United States, which requires, among other things, the safety of the product and its effectiveness in sufficiently reducing triglycerides. See “Business of the Company - Regulatory Environment”.

Based on preclinical evaluations and subject to validation through ongoing clinical trials, we believe that CaPre® could be used to treat high levels of triglycerides (hypertriglyceridemia) and LDL and low HDL. We also believe that the competitive advantages of CaPre® may include a range of clinical benefits at lower dosage levels than other products currently in the market. Generally, lower dosage of medications tends to reduce the risks of certain side effects in patients, including gastrointestinal disorders.

Pharmaceutical Products and Product Candidates - NeuroBio

Our subsidiary, NeuroBio, is in the early stages of developing omega-3 phospholipids medical foods, over-the-counter products and prescription drugs. NeuroBio is dedicated to the research, development and commercialization of active pharmaceutical ingredients for the management of neurodevelopmental, memory, concentration, learning and neurological disorders, from prevention to treatment. NeuroBio addresses mental and neurological conditions, specifically mood disorders such as depression, attention-deficit hyperactivity disorder, or ADHD, and cognitive decline associated with aging.

MPL VI, MPL VII and MPL VIII – Medical Food / OTC

MPL VI is customized for the dietary management of cognitive decline associated with neurodegenerative conditions.

MPL VII is well-positioned to exhibit an intrinsic biological activity, because of its distinctive DHA-bounded phosphatidylcholine content, in memory, concentration and learning disorders, allowing a variety of applications. For this specific product, NeuroBio has an innovative clinical approach to quantify cognitive improvement and reach rapidly the market with conclusive results.

MPL VIII was designed and intended to supplement nutrition intake by children and adults suffering from ADHD for which phospholipid deficiency may represent a key risk factor. MPL VIII is an original and a proprietary formulation that contains a specific API having a high concentration in selected phospholipids and with a specific omega-3 profile.

MPL IX – Prescription Drug

MPL IX is under preclinical evaluation for neurological disorders and will be tested in several preclinical models, such as dogs (2 sub-species) and rats (2 sub-species). Various daily doses and durations of treatment will be administered orally to assess the safety and efficacy of given compositions and to determine the pharmacokinetic profile.

Data is expected to demonstrate that MPL IX will dose-dependently and significantly reduce important neurological disorders and improve cognitive functions in these animal models. Most importantly, these effects will need to be achieved without the common side-effect of other traditional treatments.

NeuroBio’s product candidates are at different development and/or validation stages and are expected to require the approval of the U.S. Food and Drugs Administration, or FDA, and/or Health Canada before clinical studies are conducted. Approvals from similar regulatory organizations are also expected to be required before sales are authorized. See “Business of the Company - Studies & Trials for Pharmaceutical Product Candidates - NeuroBio’s Product Candidates” and “Business of the Company - Regulatory Environment”.

Our Market

Neptune’s Market: The Nutraceutical Market

The nutraceutical market encompasses functional foods and dietary supplements, which include a wide range of nutrients such as vitamins, minerals, fatty acids, amino acids and herbal supplements. Neptune focuses on dietary supplements. According to Agriculture and Agri-Food Canada, a government organization that provides statistics on the nutraceutical market, the nutraceutical market is growing rapidly, in part driven by the health demands of an aging population. According to a report published by RNCOS Industry Research Solutions in May 2012 entitled US Nutraceuticals Market Analysis, the nutraceutical market has become one of the fastest growing industries in the United States. In 2008, the U.S. Census Bureau, using data from the 2000 U.S. Census, projected that by 2030, the number of Americans 65 years old and older will increase from 40.3 million to just over 72.0 million, then representing over 19% of the population in the United States.

The Company believes that health issues such as high (and in some cases low) cholesterol, heart disorders, cognitive function and brain performance disorders and joint issues (including inflammation) are driving the nutraceutical market expansion. We believe the following factors, among others, favor the growth of the nutraceutical market:

•	improved understanding and scientific knowledge of the contribution of diet in health maintenance and disease prevention;

•	increased consumer demand for dietary supplements that help to maintain vitality and promote health; and

•	increased health care costs and the trend towards self-treatment with a focus on natural products.

Omega-3 PUFAs extracted during Neptune’s krill oil extraction process are sold primarily into the nutraceutical market. The most predominant omega-3 fatty acids are DHA and EPA derived from plant and marine sources.

The omega-3 fatty acids contained in Neptune’s products are sourced from krill, a zooplankton, with the advantage that omega-3 fatty acids from krill are carried by phospholipids and not triglycerides such as in fish oil. Phospholipids, a major component of biological membranes, are more easily absorbed by the body than triglycerides, resulting in a higher bioavailability of omega-3 fatty acids contained in krill oil.

The FDA announced in 2004 the availability of a qualified health claim for reduced risk of coronary heart disease for conventional foods that contain EPA and DHA omega-3 fatty acids. In 2000, the FDA announced a similar qualified health claim for dietary supplements containing EPA and DHA omega-3 fatty acids and the reduced risk of coronary heart disease.

In addition, extensive research, including Neptune’s clinical trial work, has further demonstrated certain clinical benefits of omega-3. Omega-3 fatty acids reduce inflammation and prevent risk factors associated with chronic diseases, such as heart disease and arthritis, and appear to be particularly important for cognitive (memory and concentration) and behavioural functions. Many forms of arthritis, such as osteoarthritis and rheumatoid arthritis, are inflammatory disorders and lead to pain, stiffness, swelling and functional impairment. Osteoarthritis is the most common form of arthritis and affects approximately 27 million people in the United States, according to a January 2008 publication of the medical journal called Arthritis Rheum. It is caused by the breakdown and eventual loss of the cartilage between the bones of the joints. Non-surgical treatment options for osteoarthritis include analgesic and anti-inflammatory pain medications, nutritional supplementation, physical therapy, exercise and weight loss.

The PUFAs ingredient market and, more specifically, sales of omega-3 ingredients, are experiencing sustained growth, driven by the world retail market for dietary supplements and functional food. Based on the trends reported in the Frost & Sullivan July 2012 Report, the worldwide omega-3 market is expected to exceed US$3.1 billion in annual ingredient sales by 2016 and general market data indicates that sales of higher quality and higher performance omega-3’s are generating increasing revenues.

According to the Frost & Sullivan July 2012 Report, the global market revenue for marine and algae EPA/DHA omega-3 ingredients was US$1.8 billion in 2011, and projected to grow at a combined annual growth rate, or CAGR, of 11.8% from 2012 to 2016. Global consumption was measured at 103,284 metric tons in 2011, and projected to grow at a CAGR of 9.4% from 2012 to 2016.

The world retail market for dietary supplements is highly fragmented, and is comprised of a large number of products and many small manufacturers. According to the Frost & Sullivan July 2012 Report, dietary supplements continued to be the largest consumer of marine omega-3 oils in the global market in 2011 with a 46.2% share, with a total of US$834.6 million in revenue. The Frost & Sullivan July 2012 Report also estimates that pharmaceuticals, infant formulas and foods and beverages were the next largest consumers of marine oil omega-3, with 19.8%, 14.3% and 13.4% shares, respectively, in 2011.

Neptune has conducted clinical trials for functional food applications of NKO® with the multinational corporations Nestlé and Yoplait. However, the parties have decided not to pursue the development of these functional food applications. Neptune is instead currently focusing on the dietary supplement market, particularly in light of growing sales of its NKO® and EKO™ products, Neptune’s determination that supplement sales provide it with higher margins than potential margins in the functional food market and the limits on Neptune’s current maximum production capacity.

In 2008, Neptune received a first payment of €500,000 out of several payments scheduled under the terms of a partnership agreement in connection with its functional food trials. An amount of up to 62.5% of such initial payment may be reimbursable by Neptune in certain circumstances where the clinical trials are not proceeding further.

Acasti’s and NeuroBio’s Market: The Pharmaceutical Market

Cardiometabolic Disorder Treatments - Acasti

Cardiometabolic disorders are considered among the leading health problems worldwide arising from the combined impact of obesity and cardiovascular disease. According to the American Heart Association’s Heart Disease and Stroke Statistics - 2012 Update, an estimated 82.6 million American adults (more than one in three) have one or more types of cardiovascular disease, 41.8 million have low HDL (“good cholesterol”) and 149 million are overweight or obese. According to the American Heart Association, these cardiometabolic risks will lead to an estimated 758,000 Americans having a coronary attack in 2012. The American Heart Association also estimates that direct and indirect costs of cardiovascular disease and stroke in the United States totalled US$297.7 billion in 2008, of which US$32.9 billion was spent on prescribed medications, and these direct and indirect costs are projected to triple before 2030.

Cardiovascular diseases include a wide range of conditions and treatment is focused on reducing cardiovascular risk factors to prevent an acute cardiovascular event and on preventing or delaying the onset of chronic cardiovascular disease. Important risk factors for cardiovascular disease are abnormal levels of lipids and/or lipoproteins such as triglycerides and cholesterol. Increased serum levels of LDL (“bad cholesterol”) and low levels of HDL (“good cholesterol”), the former being recognized as the most important risk factor for the development of cardiovascular disease, are known as dyslipidemia.

Dyslipidemia promotes plaque formation on the interior walls of the arteries thereby impeding the passage of blood. This leads to myocardial infarction (heart attack), coronary artery disease, stroke and peripheral vascular and neurodegenerative disease. According to the Centers for Disease Control and Prevention, coronary heart disease mortality in the United States in 2008 was over 400,000. The Centers for Disease and Control Prevention estimated that in 2011, 71 million American adults had total blood cholesterol values considered borderline-high (200 to 240 mg/dL) or high (above 240 mg/dL) making them potentially eligible for a cholesterol lowering agent.

Neurodegenerative and inflammation related conditions - NeuroBio

NeuroBio focuses on mental and neurological conditions, specifically mood disorders such as depression, ADHD and cognitive decline associated with aging. The prevalence of these disorders in North America is summarized in the following table:

Disorder	Market	Prevalence	Source
Memory, learning, and concentration and neurological disorders	OTC / Medical Food	Affecting throughout a lifespan the majority of people during the educational and professional stage and later 19% of adults aged >65 years	Alzheimer’s Association, 2010 Alzheimer’s Disease Facts and Figures, Alzheimer’s & Dementia, Volume 6

ADHD (attention-deficit hyperactivity disorder)	OTC / Medical food	9.0% of children 13-18 yrs (lifetime prevalence)	Merikangas KR, He J, Burstein M, Swanson SA, Avenevoli S, Cui L, Benjet C, Georgiades K, Swendsen J.; Lifetime prevalence of mental disorders in U.S. adolescents: Results from the National Comorbidity Study-Adolescent Supplement (NCS-A). J Am Acad Child Adolesc Psychiatry. 2010 Oct;49(10):980-989.

Studies & Trials for Pharmaceutical Product Candidates

Acasti’s Product Candidate: CaPre®

Initial nonclinical research designed to evaluate the safety and efficacy of CaPre® was completed in 2011. The efficacy of CaPre® on dyslipidemia was evaluated on Zucker Diabetic Fatty rats, or ZDF, a commonly used diseased rat phenotype, characterized by established type 2 diabetes, glucose intolerance and severely elevated triglycerides and cholesterol. After 4, 8 and 12 weeks of chronic daily treatment with human equivalent daily dosing of 500mg and 2,500mg, CaPre® was shown to significantly increase HDL cholesterol (“good cholesterol”), by 40% at the lower dose and by up to 61% at higher dose, after 3 months treatment in ZDF. These results indicate that CaPre® could potentially be effectively used in patients with metabolic syndrome and/or lipid disorders.

In conjunction with initial nonclinical research, preclinical research was completed by Acasti in late 2011 to further evaluate the potentially broader spectrum of therapeutic efficacy of CaPre®. CaPre® was administered for 3 months at a daily human equivalent dose of 500mg and 2,500mg in both ZDF diabetic and normal healthy rats. Both rat phenotypes were subjected to oral glucose tolerance tests, or OGTT. In medical practice, the OGTT is commonly used to test for diabetes and insulin resistance. It involves the oral administration of high amounts of glucose in order determine how quickly it is cleared from the blood. The test may be performed as part of a test panel, such as the comprehensive metabolic test panel. Treatment of ZDF rats with CaPre® was shown to significantly reduce impaired glucose intolerance within 1 month of treatment, with the higher dose being only slightly more effective than the lower dose. After 3 months, the ZDF rats had established a normal tolerance to glucose analogous to the tolerance of healthy rats. Also, the healthy rats continued to tolerate glucose normally, indicating another safety parameter for CaPre®.

Acasti has also worked with a team dedicated to functional testing and development of therapeutic candidates for arresting and reversing atherosclerosis through modulation of HDL, Reverse Cholesterol Transport and Immune Mediators. The first series of experiments, which was conducted in three mouse models reflecting healthy state and moderate to severe dyslipidemia, took place in 2010 to evaluate the active pharmaceutical ingredients, or APIs, of CaPre®. After six weeks of treatment at very low doses ranging from 500mg and 2,500mg of CaPre®, a statistically significant increase of HDL and reduction of LDL was observed, as well as a reduction of up to 60% of triglycerides.

CaPre® is currently being evaluated in two Phase II clinical trials. See “Business of the Company - Pharmaceutical Products and Product Candidates - Acasti - CaPre®”.

NeuroBio’s Product Candidates

Certain preclinical results have indicated the safety and efficacy of NeuroBio’s APIs portfolio in either nutritional intervention or therapeutic management of memory, concentration and learning disorders, ADHD and cognitive decline associated with aging.

The NeuroBio product portfolio includes highly concentrated phospholipids extracted and purified from different marine species, including krill, which functionalize EPA and DHA most often stabilized by potent antioxidant esters. The NeuroBio product portfolio benefits from efforts over the last twelve years at Neptune and the last three (3) years at NeuroBio. NeuroBio’s product portfolio consists of MPL VI, MPL VII, MPL VIII and MPL VIX, each being at different development and/or validation stage before commercialization as indicated in the table below.

Product	Channel	Indication	Stage of development
MPL VI	Medical Food / OTC	Prevention of cognitive decline	Preclinical/clinical
MPL VII	Medical Food / OTC	Memory, concentration and learning disorders	Preclinical/clinical
MPL VIII	Medical Food / OTC	ADHD	Preclinical/clinical
MPL IX	Prescription Drug	Neurological disorders	Preclinical

NeuroBio still requires approvals from Health Canada and/or the FDA before clinical studies are conducted. Regulatory approval specific to each pathway (medical food, OTC and prescription drug) will also be required before sales are authorized. See “Business of the Company - Regulatory Environment” and “Risk Factors - Risks Related to the Company’s Industry - The Company is subject to significant government regulations.”

Supply of Krill

Neptune sources the krill used in the manufacturing of its products generally from three suppliers. Neptune considers its relationship with its suppliers to be good and believes it is not dependent upon any of these suppliers since alternative sources of krill supply are readily available.

There are two primary ocean regions where krill is harvested: the Southern Ocean (Antarctic krill) and the North Pacific Ocean (Pacific krill, mainly off the coasts of Japan and Canada). The total quantity of the krill species in these two oceans is conservatively estimated to be at least 500,000,000 metric tonnes. The World Health Organization estimates that approximately 271,000 metric tonnes of both krill species are harvested annually from these two oceans. From 2002 to 2011, between 105,000 to 212,000 metric tonnes originated from the Southern Ocean (Antarctic krill Euphausia superba) and, on average, 60,000 metric tonnes originated from the Northern Pacific Ocean (Pacific krill Euphausia pacifica) each year. The annual Antarctic krill catches represent an estimated 0.05% of the existing resource. Neptune uses Antarctic krill.

According to the Commission for the Conservation of Antarctic Marine Living Resources, or CCAMLR, from 2008 to 2011, annual quotas for Antarctic krill have increased by 33%. Annual allowable quotas of 6.555 million tonnes for 2009 and 2010 were increased to 8.695 million tons for 2010/11. As a result, the Company believes that krill is an abundant and accessible resource with potential for long-term sustainable exploitation with adequate traceability measures.

Neptune harvests less than 0.0006% of the total estimated krill biomass and less than 0.03% of the precautionary catch limit. Neptune commits 100% of its krill capture for human health benefits. Worldwide, approximately 88% of total catches are used by fisheries for low valued products, such as fishing baits (45%) and krill meal for aquaculture (43%). Approximately 12% of the total krill catch is used for direct human consumption as food (whole or processed).

In May 2011, NSF International, an independent, not-for-profit organization that provides standards development, product certification, auditing, education and risk management for public health and the environment, completed a review of key environmental claims for Neptune and its marine derived products. The audit performed by NSF International was conducted to ensure clarity and conformance with the strict criteria of the International Organization for Standardization (ISO) 14021: Environmental labels and declaration, as well as Federal Trade Commission (16 CFR PART 260): Guides for the Use of Environmental Marketing Claims. Based on the results of the audit, Neptune was approved by NSF International to make the following five claims: (i) Neptune only uses krill captured by fisheries that follow the Antarctic Treaty (1961) rules and respects the annual capture quota of the CCAMLR, (ii) Neptune obtains krill from fisheries that use only mid-water trawl, which reduces the impact on other species as by-catch, (iii) Neptune krill oils are alternative sources of marine omega-3 which reduce the pressure on fish populations, (iv) Neptune’s OceanExtract™ patented process recycles 99% of the extraction solvent used during the manufacture of Neptune Krill oils, and (v) Neptune only uses krill that is 100% traceable to the source of capture.

Manufacturing and Facilities

Neptune produces all of its products at its plant located on Pepin Street in Sherbrooke, Québec, Canada.

Since 2010, the production capacity of the Sherbrooke plant has steadily increased. During the 2010 fiscal year, in response to increase in demand from its distributors, Neptune completed an initial expansion of the production capacity of the Sherbrooke plant increasing production capacity from 60,000 kilograms to 100,000 kilograms. In the 2011 fiscal year, Neptune increased its production capacity from 100,000 kilograms per year to 130,000 kilograms per year. An additional $21.0 million expansion of the Sherbrooke plant is currently ongoing, which Neptune expects will increase its annual krill oil production capacity to 300,000 kilograms. Neptune will be required to obtain a permit from the Minister of Environment Québec that will allow it to bring its krill oil capacity under its current permit from 100,000 kilograms per year to 300,000 kilograms per year. See “Risk Factors - Risks Related to the Company’s Business - The Company may be adversely affected by environmental and safety regulations or concerns.” The costs of the expansion project are expected to be funded primarily by a Canadian Federal government grant and interest-free loan, certain investment tax credits, a secured credit facility and a portion of Neptune’s working capital. The expansion is anticipated to be completed by the end of our current fiscal year. Following the completion of its ongoing expansion project and before the end of 2014, Neptune intends to further expand its Sherbrooke plant to increase its annual production capacity to 500,000 kilograms of krill oil.

The new two-level facility currently being constructed is adjacent to Neptune’s initial production plant and will have a gross area of approximately 40,000 square feet. The facility will almost entirely be dedicated to Neptune’s production process. Neptune will continue to operate its initial facilities, which have a gross area of approximately 12,000 square feet and accommodate Neptune’s laboratories, administrative offices and initial production plant. The structure is designed to allow greater flexibility for Neptune’s production lines and is expected to improve Neptune’s efficiency and productivity.

Neptune adheres to Good Manufacturing Practices, or GMP, mandated by the Natural Health Products Directorate of Health Canada, or NHPD, and successfully passed the audit performed by the NHPD in May 2011.

Neptune also leases office space in facilities located at 225, Promenade du Centropolis, in Laval, Québec, Canada, but anticipates a move to its new headquarters at 545, Promenade du Centropolis, in Laval, Québec on October 1, 2012.

Sales/Distribution

Neptune sells NKO® and EKO™ in bulk oil or in capsules to multiple distributors, who commercialize these products under their private label in different market segments, including health food stores, mass (food and drug), direct sales (multi-level marketing, internet, catalogue, radio) and via healthcare professional recommendation. The encapsulation process is subcontracted to third parties in Canada, United States, Asia and Europe. While the company may have purchase orders in place with approximately 40 to 50 different distributors at any one time, the majority of the Company’s sales are concentrated with a relatively small group of distributors. As at February 29, 2012, five customers represented 73% of total trade accounts receivable of the Company. Agreements with these distribution partners may be terminated or altered by them unilaterally in certain circumstances. See “Risk Factors -

Risks Related to the Company’s Business - The Company has a significant concentration of its accounts receivable and its revenue from a limited number of distributors.” In addition, the agreements between Neptune and its distributors contain certain customary indemnification provisions with respect to liability incurred from claims resulting from items that are the responsibility of the distributor, such as encapsulation or packaging.

ONEMIA™ is now in the early stages of commercialization and is being distributed in the United States by Acasti to physicians (who then can either provide it to their patients directly or via a website by using a dedicated ONEMIA™ medical food code website). Acasti also makes ONEMIA™ available via distributors and behind-the-counter in pharmacies. Acasti also intends to secure distribution partners to commercialize ONEMIA™ outside of the United States. See “Risk Factors - Risks Related to the Company’s Business - The Company may not be able to further penetrate core or new markets.”

During the 2012 fiscal year, approximately 41% of Neptune’s sales were made to customers in the United States, 23% to customers in Europe, 23% to customers in Australia and 12% to customers in Canada. Neptune’s sales are not cyclical or seasonal.

Intellectual Property

It is an important part of our business to obtain intellectual property protection for our technology, products, applications and processes and/or to maintain trade secrets. Our success depends, in part, on our ability to obtain, license and enforce patents, protect our proprietary information and maintain trade secret protection without infringing the proprietary rights of third parties. Our strategic approach is to file and/or license patent applications whenever possible to obtain patent protection. We also rely on trade secrets, proprietary unpatented information and trademarks to protect our technology and enhance our competitive position. We have confidence in our patents and will continue to take all appropriate actions needed to protect our intellectual property rights in the United States and elsewhere in the world as required.

The Company has a firm policy to protect its intellectual property rights, including its patents, trademarks and trade secrets, through legal action. Certain of Neptune’s competitors have been marketing, advertising and selling finished krill-based products which we believe infringe on patents owned by Neptune or for which Neptune has exclusive rights. Neptune is taking legal actions against those companies in order to protect its intellectual property and its business. See “Risk Factors - Risks Related to the Company’s Intellectual Property – A failure by the Company to protect its intellectual property may have a material adverse effect on its ability to develop and commercialize its products.”

Brand Names and Trademarks

Neptune has filed and registered the trademarks OPA 3™ and NKO® in over thirty countries and has filed numerous trademark applications in various jurisdictions. Neptune OceanExtract™ and NKA™ are other trademarks of Neptune.

NKO® distributors use private labels with the NKO® logo displayed on them and with names and trademarks pre-approved by Neptune.

Acasti has applied for worldwide trademark protection of CaPre®, and has filed for U.S. trademark protection of ONEMIA™. Acasti also is the owner of the trademark BREAKING DOWN THE WALLS OF CHOLESTEROL™ in Canada and the United States. The trademark CaPre® is now registered in Canada, the United States, the European Union, Australia and China.

Patents

Neptune has the following patent portfolio:

Category	Description	Countries
		Issued	Pending
Novel Phospholipid/Flavonoid	Composition of Matter	26	5
Cardiovascular Neurological health	Method of Use	22	11
Extraction Process	Process	32	1

In Canada, the United States and Europe, a patent is generally valid for 20 years from the date of first filing. Patent terms can vary slightly for other jurisdictions, with 20 years from filing being the norm. In certain jurisdictions exclusivity can be formally extended beyond the normal patent term to compensate for regulatory delays during the pre-market approval process.

Licensing Arrangements

Terms of the License Granted to Acasti

In 2008, Neptune and Acasti entered into a license agreement that provides Acasti with the right to use certain intellectual property rights of Neptune in order to develop novel APIs into commercial products for specific pharmaceutical markets, namely the OTC, the medical food and the prescription drug market. Effective August 7, 2011 and in accordance with the license agreement, Acasti abandoned its rights to develop products for the OTC.

Pursuant to the license agreement, Acasti has been granted a license to use Neptune’s intellectual property rights solely for the development, distribution and sale of products for use in the human cardiovascular field. Acasti is responsible for carrying out the research and development of the APIs, as well as required regulatory submissions and approvals and intellectual property filings. The license agreement provides that the products developed by Acasti must have a specified concentration of phospholipids.

Acasti is obligated under the license to pay Neptune until the expiration of Neptune’s patents on licensed intellectual property a royalty equal to the sum of (a) in relation to sales of products in the licensed field, if any, the greater of: (i) 7.5% of net sales, and (ii) 15% of Acasti’s gross margin; and (b) 20% of revenues from sub-licenses granted by Acasti to third parties, if any. The license will expire on the date of expiration of the last-to-expire of the licensed patent claims and/or continuation in part and/or divisional of the licensed patent claims. After the expiration of Neptune’s patents on licensed intellectual property, which is currently expected to occur in 2022, the license agreement will automatically renew for an additional period of 15 years, during which period royalties will equal half of those calculated according to the above formula. In addition, the license provides for minimum royalty payments notwithstanding the above of: year 1 - nil; year 2 - $50,000; year 3 - $200,000; year 4 - $225,000 (initially $300,000, but reduced to $225,000 following Acasti’s abandonment of its rights to develop products for the OTC market pursuant to the license agreement); year 5 - $700,000; and year 6 and thereafter - $750,000. Minimum royalties are based on contract years based on the effective date of the license, August 7, 2008.

Acasti has the option to pay future royalties in advance, in cash or through the issuance of shares, in whole or in part, based on an established economic model contained in the license agreement. Acasti can also abandon its rights under all or part of the license agreement and consequently remove itself from the obligation to pay all or part of the minimum royalties by paying a penalty equal to half of the next year’s minimum royalties. In addition, Acasti is committed to have its products, if any, manufactured by Neptune at prices determined according to different cost-plus rates for each of the product categories under the license.

Under the license, Acasti must buy its raw materials from Neptune at prices determined according to different cost-plus rates for each of the product categories under the license agreement. A copy of the Acasti license agreement is available on SEDAR at www.sedar.com.

Terms of the License Granted to NeuroBio

In 2008, Neptune also entered into a license agreement that provides NeuroBio the same rights and obligations as provided to Acasti. See “Business of the Company - Intellectual Property - Licensing Arrangements - Terms of the License Granted to Acasti”. Pursuant to the license agreement, NeuroBio is permitted to use the licensed intellectual property rights solely for the development, distribution and sale of products for use in the human neurological field (all conditions, abnormalities and/or diseases related to cognitive function and/or affective and/or neurological systems).

The Neptune patents subject to the license with NeuroBio are the following:

Patent description	Patent #	Exclusivity
Composition of Matter	WO 2003/011873	2024
Method of Use	WO 2002/102394	2024
Composition and Use	USSN 61/256,106	2030

NeuroBio is obligated under the license to pay Neptune until the expiration of Neptune’s patents on licensed intellectual property a royalty equal to the sum of (a) in relation to sales of products in the licensed field, if any, the greater of: (i) 7.5% of net sales, and (ii) 15% of NeuroBio’s gross margin; and (b) 20% of revenues from sub-licenses granted by NeuroBio to third parties, if any. The license will expire on the date of expiration of the last-to-expire of the licensed patent claims and/or continuation in part and/or divisional of the licensed patent claims. After the expiration of Neptune’s patents on licensed intellectual property, which is currently expected to occur in 2022, the license agreement will automatically renew for an additional period of 15 years, during which period royalties will equal half of those calculated according to the above formula. In addition, the license provides for minimum royalty payments notwithstanding the above of: years 1 and 2 - nil; year 3 - $50,000; year 4 - $200,000; year 5 - $300,000; year 6 - $900,000 and year 7 and thereafter - $1,000,000. Minimum royalties are based on contract years based on the effective date of the license, October 15, 2008.

NeuroBio has the option to pay future royalties in advance, in cash or through the issuance of shares, in whole or in part, based on an established economic model contained in the license. NeuroBio can also abandon its rights under all or part of the license agreement and consequently remove itself from the obligation to pay all or part of the minimum royalties by paying a penalty equal to half of the next year’s minimum royalties. In addition, NeuroBio is committed to have its products, if any, manufactured by Neptune at prices determined according to different cost-plus rates for each of the product categories under the license.

Under the license, NeuroBio must buy its raw materials from Neptune at prices determined according to different cost-plus rates for each of the product categories under the license agreement. A copy of the NeuroBio license agreement is available on SEDAR at www.sedar.com.

Regulatory Environment

Commercial products developed or under development by Neptune, directly or through its subsidiaries, can be categorized as ingredients to be used in foods, dietary supplements or medical foods, or as APIs to be used in drug products.

Those ingredients may qualify as “novel foods” or “new dietary ingredients”, depending on final applications and countries where they are or will be marketed. Generally speaking, novel foods are defined as food substances that do not have a prior history of safe use or result from a process previously not used for foods. Similarly, a new dietary ingredient refers to a substance not previously used as a dietary supplement in humans. In the United States, the FDA (Centre for Food Safety and Nutrition) regulates matters associated with the safety of ingredients for use in food and dietary supplements. Any substance intentionally added to food is a food additive, thus requiring approval by the FDA, unless the substance is “Generally Recognized As Safe”, or GRAS, under the conditions of its intended use, or unless the use of the substance is otherwise excluded from the definition of a food additive. GRAS status may be achieved through a voluntary notification procedure. A mandatory notification process for a new dietary ingredient is also in place according to the Federal Food, Drug, and Cosmetic Act which requires that manufacturers and distributors who wish to market dietary supplements that contain new dietary ingredients notify the FDA.

In Canada, novel foods are regulated by the Novel Foods Regulation (under the Food and Drugs Act) which requires that a notification be made to the Health Products and Food Branch prior to the marketing or advertising of a novel food in the Canadian marketplace. Natural health products (equivalent to dietary or food supplements) sold in Canada are subject to the Natural Health Products Regulations, which came into force on January 1, 2004. All natural health products must have a product license before they can be sold in Canada, which requires applicants to gather and provide detailed information about the quality, safety and efficacy of ingredients to be used for assessment and pre-market approval.

In Europe, the legislation governing nutritional supplements is enacted and enforced by each individual country’s governmental authorities. In an effort to harmonize the often differing regulations of its member states, the European Union adopted in 2002 the Food Supplements Directive. This directive seeks to harmonize the rules governing the composition, labelling and marketing of nutritional supplements throughout the European Union. The Food Supplements Directive outlines a specific process and timetable for the member states to bring their domestic legislation in line with the directive’s provisions. The directive, upon recommendation by the European Food Safety Authority, or EFSA, specifies what nutrients and nutrient sources may be used, identifies the levels at which these nutrients may be found in a supplement and the labelling and other information which must be provided on packaging.

APIs developed or under development by Acasti and NeuroBio are regulated through different procedures and requirements. In Canada, biopharmaceutical product candidates are regulated by the Food and Drugs Act and the rules and regulations promulgated thereunder, which are enforced by the Therapeutic Products Directorate. In the United States, drugs and biological product candidates are subject to regulation by the FDA (Center for Drug Evaluation and Research).

In Europe, the European Medicines Agency, or EMA, is the regulatory agency which controls all aspects of the development, manufacture and commercialization of drug products for the countries of the European Union. Each country of the European Union also has its own national regulatory agency which works under the umbrella of the EMA. These laws and regulations require the licensing of manufacturing and contract research facilities, carefully controlled research and testing of product candidates and governmental review and approval of results prior to marketing therapeutic product candidates. Additionally, they require adherence to good laboratory practices for pre-clinical safety testing in animals, good clinical practices during clinical testing and good manufacturing practices during production. The systems of new drug approvals in Canada, the United States and the European Union are generally considered to be among the most rigorous in the world.

In general, the steps required for approval of a new drug in Canada, the United States and Europe are:

1. Research

Prior to preclinical studies, a research phase takes place which involves characterization of the physical chemical properties and biological activity of the product. This is often followed by evaluation of efficacy in animal models.

2. Preclinical Studies

Preclinical studies involve evaluations of animal pharmacology and toxicity, pharmacokinetics and metabolism of a drug in animals to provide evidence of the safety, bioavailability and activity of the drug in animals. The results of these studies as well as the comprehensive descriptions of proposed human clinical studies are then submitted as part of the IND application to the FDA, its Canadian equivalent, a Clinical Trial Application, to the Biologics and Genetic Therapeutics Directorate, or BGTD, or its European equivalent, an Investigational Medicinal Product Dossier.

3. Clinical Trials

Phase I Clinical Trials: Phase I clinical trials are usually first-in-man trials and take from a few months to two years to complete. They are generally conducted on a small number of healthy human subjects to evaluate the drug’s safety, schedule and dose, pharmacokinetics and pharmacodynamics.

Phase II Clinical Trials: Phase II clinical trials take approximately one to three years to complete and are carried out on a relatively small to moderate number of patients (compared to Phase III) suffering from the targeted condition or disease to determine the drug’s efficacy, optimal doses, treatment regimens, pharmacokinetics, pharmacodynamics and dose response relationships. This phase also provides additional safety data and serves to identify possible common short-term side effects and risks in a larger group of patients. Phase II clinical trials often include randomization of patients as well as a placebo arm.

Phase III Clinical Trials: Phase III clinical trials take approximately two to five years to complete and involve tests on a much larger population of patients (several hundred to several thousand patients) suffering from the targeted condition or disease. These studies usually include randomization of patients, a placebo arm and blinding of both patients and investigators at geographically dispersed test sites (multi-centre trials) to establish clinical safety effectiveness.

New Drug Application: Upon completion of the Phase III clinical studies, the company sponsoring the new drug then assembles all the pre-clinical, clinical and manufacturing data and submits it to the FDA, the BGTD or the EMA as part of a New Drug Application in the United States, a New Drug Submission in Canada or a Market Authorization Application in Europe, respectively. The submission or application is then reviewed by the regulatory body for approval to market the product candidate. This process usually takes six months to two years to complete.

Obtained regulatory approvals, permits and authorizations:

Neptune has obtained the following regulatory approvals, permits and authorizations:

•	European Food Safety Authority (EFSA) has approved NKO® as PARNUTS (food for particular nutritional use) for commercialization in the European Union.

•	European Food Safety Authority (EFSA) has approved NKO® as a Novel Food for commercialization in the European Union.

•	NKO® has received FDA GRAS (Generally Recognized as Safe) notification as a food ingredient in the United States.

•	NKO® has obtained approval as a Complementary Medicine from the Therapeutic Good Administration (TGA) in Australia.

•	NKO® has a natural product number (NPN) issued by Health Canada.

•	Health claims in Canada - Multiple claims for health benefits of NKO® approved by NHPD (7 claims).

•	Neptune’s production plant in Sherbrooke has been accredited as a nutraceutical GMP audit performed by NHPD.

Competition

General

The nutraceutical and pharmaceutical industries are highly competitive. There are many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engaged in the research and development of products that may be similar to our products. It is probable that the number of companies seeking to develop products and therapies similar to our products will increase. Many of these and other existing or potential competitors have substantially greater financial, technical and human resources than we do and may be better equipped to develop, manufacture and market products.

For instance, Aker BioMarine ASA, a Norway-based corporation that is in the business of harvesting and commercializing marine ingredients, launched a krill oil product under the brand name SuperbaTM in 2009. Enzymotec Ltd., an Israel-based biotechnology corporation, is also a krill oil supplier. These companies and others may develop and introduce products and processes competitive with ours.

Acasti’s potential competitors in the United States, Europe and Asia include large, well-established pharmaceutical companies as well as specialty pharmaceutical sales and marketing companies and specialized cardiovascular biopharmaceutical companies. These companies include GlaxoSmithKline plc, which currently markets Lovaza®, a prescription only omega-3 fatty acid indicated for patients with very high triglycerides, and Abbott Laboratories, which currently markets Tricor and Trilipix for the treatment of very high triglycerides and mixed dyslipidemia. In addition, in July 2012, the FDA approved Vascepa™, a drug developed by Amarin Corporation plc, as an adjunct to diet to reduce triglyceride levels in adult patients with severe (triglycerides greater than or equal to 500mg/dL) hypertriglyceridemia (very high triglycerides).

Also, we are aware of other pharmaceutical companies that are developing products that, if approved, would compete with CaPre®. These include a free fatty acid form of omega-3 which is being developed by Omthera Pharmaceuticals and an omega-3 based drug candidate for hypertriglyceridemia being developed by Trygg Pharma. We also believe that certain other pharmaceutical companies are developing potential treatments for inflammatory and metabolic diseases based on omega-3 fatty acids. See “Risk Factors - Risks Related to the Company’s Business - The Company’s industry is subject to rapid technological change and competition.”

Employees

As at the date of this Prospectus, Neptune, along with Acasti and NeuroBio, has approximately 100 full-time employees working at its business offices in Laval and the Sherbrooke plant. We believe that Neptune employees possess specialized skills and knowledge in the following fields, which are valuable assets of the Company: (i) intellectual property protection, (ii) legal matters, (iii) marine biomasses, (iv) scientific issues, (v) marine oil extraction processes, (vi) quality assurance/quality control, (vii) clinical validation of biological therapeutic properties, (viii) regulatory compliance related to the Company’s operations, and (ix) commercialization and business development. Neptune is not a party to any collective bargaining agreement. Neptune considers its relations with its employees to be good and its operations have never been interrupted as the result of a labor dispute.

RECENT DEVELOPMENTS

To date during the 2012 fiscal year, which ends on February 28, 2013, Neptune has continued the first phase of the expansion project of its Sherbrooke plant, which is anticipated to be completed by the end of our current fiscal year. See “Business of the Company- Manufacturing and Facilities”.

On September 7, 2012, Neptune announced that pursuant to a final prospectus dated September 5, 2012, 2,000,000 Class A subordinate voting shares and 4,000,000 Series 2011-1 warrants of NeuroBio held by Neptune will be distributed on October 31, 2012 to holders of record of Neptune’s shares at the close of business on October 15, 2012 by way of a dividend-in-kind. See “Corporate Structure - Corporate Structure Diagram”.

On September 10, 2012, Neptune provided revenue guidance for the recently completed second quarter of fiscal 2013 ended August 31, 2012. Pursuant to this guidance, Neptune’s management expressed its confidence that (i) revenues for the quarter ended August 31, 2012 will be in the range of $7.5 million to $8 million compared to $4.3 million for the second quarter ended August 31, 2011, and (ii) first half revenues for fiscal 2013 will be in the range of $13.6 million to $14.1 million compared to $8.6 million in revenues during the first half of fiscal 2012.

RISK FACTORS

Investing in the Securities involves a high degree of risk. Prospective investors should carefully consider the following risks, as well as the other information contained in this Prospectus, any applicable Prospectus Supplement and the documents incorporated by reference herein before investing in the Securities. If any of the following risks actually occurs, the Company’s business, financial condition, liquidity, results of operation and prospects could be materially harmed. Additional risks and uncertainties, including those of which the Company is currently unaware or that it deems immaterial, may also adversely affect the Company’s business, financial condition, liquidity, results of operation and prospects.

Risks Related to the Company’s Business

The Company has a history of net losses and the Company may never achieve high profitability.

The Company has been reporting losses since the Company’s inception and, as at May 31, 2012, the Company has an accumulated deficit of $32,956,652. It is expected that the Company will continue to generate losses until income from product sales generate sufficient revenues to fund Neptune’s and its subsidiaries’ continuing operations, including research and product development, which the Company cannot assure you will occur in the near term or at all.

The Company’s near term success depends largely on the continued commercialization of NKO® and EKO™.

The Company’s ability to generate revenues in the foreseeable future is primarily based on the commercialization success of NKO® and EKO™. For the fiscal year 2012, revenues generated from the sale of NKO® and EKO™ to our distribution partners accounted for nearly all of the Company’s total consolidated revenues. Although the Company is developing other products that contain krill, all of them are at earlier stages of development and none of them may reach the clinical trial phase, obtain regulatory approval or, even if approved, be successfully commercialized.

The overall commercialization success of NKO® and EKO™ depends on several factors, including:

•	continued market acceptance of NKO® and EKO™ by the nutraceutical market and medical community;

•	the amount of resources devoted by the Company’s distribution partners to continue the commercialization efforts of NKO® and EKO™ in our core geographic markets;

•	maintaining supply agreements to ensure the availability of krill in order to produce sufficient krill oil to meet the order demands of the Company’s distribution partners for NKO® and EKO™;

•	receipt of regulatory approvals for NKO® and EKO™ from regulatory agencies in certain territories in which the Company wishes to expand its commercialization efforts;

•	the number of competitors in the Company’s market; and

•	protecting and enforcing the Company’s intellectual property and avoiding patent infringement claims.

The Company relies on third parties for the supply of raw materials and the distribution and commercialization of its products and such reliance may adversely affect the Company if the third parties are unable or unwilling to fulfill their obligations.

Part of the Company’s strategy is to enter into and maintain arrangements with third parties related to the development, clinical testing, marketing, distribution and commercialization of its products. The Company’s revenues are dependent on the successful efforts of these third parties, including the efforts of the Company’s distribution partners. Entering into strategic relationships can be a complex process and the interests of the Company’s distribution partners may not be or remain aligned with the Company’s interests. Some of the Company’s current and future distribution partners may decide to compete with the Company, refuse or be unable to fulfill or honour their contractual obligations to the Company, or change their plans to reduce their commitment to, or even abandon, their relationships with the Company. There can be no assurance that our distribution partners will market the Company’s products successfully or that any such third-party collaboration will be on favourable terms. The Company may not be able to control the amount and timing of resources the Company’s distribution partners devote to the Company’s products. In addition, the Company may incur liabilities relating to the distribution and commercialization by its distributors of its krill oil products. While the agreements with such distributors generally include customary indemnification provisions indemnifying the Company for liabilities relating to the encapsulation or packaging of its krill oil products, there can be no assurance that these indemnification rights will be sufficient in amount, scope or duration to fully offset the potential liabilities associated with the Company’s distributors handling and use of our products. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition or results of operations.

The Company has a significant concentration of its accounts receivable and its revenue from a limited number of distributors.

As at February 29, 2012, five distributors represented 73% of total trade accounts receivable of the Company. During the year ended February 29, 2012, the Company realized sales from the nutraceutical segment equalling $6,414,659 from two distributors. Sales to these distributors represented 20.8% and 12.8% of the Company’s consolidated sales. Agreements with these or other significant distribution partners may be terminated or altered by them unilaterally in certain circumstances. Any adverse change in the relationship with the Company’s principal distributors could have a material adverse effect on the Company’s business, consolidated results of operations, financial condition and cash flows.

The Company may be unable to manage its growth efficiently.

The Company’s future financial performance and its ability to commercialize its products and to compete effectively will depend, in part, on its ability to manage any future growth effectively. To that end, the Company must be able to increase its production capabilities, hire, train and integrate additional management, and potentially administer internal sales and marketing personnel on an effective and efficient basis. The Company is currently undergoing an expansion project of its manufacturing facility with the expectation that the new facility, when completed, will double production capacity. Even after completion of the expansion, there can be no guarantee that the Company will be able to meet the product order demands of its distributors.

The Company may not be able to accomplish any of the above actions, and its failure to do so could prevent it from successfully growing. Any increase in resources devoted to manufacturing, research, product development and sales, marketing and distribution efforts without a corresponding increase in the Company’s operational, financial and management information systems could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may not be able to further penetrate core or new markets.

If the Company fails to further penetrate its core markets and existing geographic markets or successfully expand its business into new markets, the growth in sales of the Company’s products, along with the Company’s operating results, could be negatively impacted. The Company’s ability to further penetrate its core markets and existing geographic markets or to successfully expand its business into additional countries in Europe, Asia or elsewhere, to the extent the Company believes that it has identified attractive geographic expansion opportunities in the future, is subject to numerous factors, many of which are beyond the Company’s control. The Company cannot assure that its efforts to increase market penetration in its core markets and existing geographic markets will be successful. The Company’s failure to do so could have a material adverse effect on the Company’s operating results.

The Company is dependent on a single manufacturing facility.

The Company owns, manages and operates a manufacturing, processing and packaging facility in Sherbrooke, Québec that handles the production of all of the Company’s krill oil. Accordingly, it is highly dependent on the uninterrupted and efficient operation of its manufacturing facility. Currently, the manufacturing plant is undergoing a significant expansion project in an effort to increase its krill oil production capabilities. We cannot assure you that the expansion project will be implemented in a timely and cost efficient manner, and that our current production of krill oil will not be adversely affected by the operational challenges of implementing the expansion project. If operations at the Company’s manufacturing plant were to be disrupted as a result of equipment failures, natural disasters, fires, accidents, work stoppages, power outages or other reasons, the Company’s business, financial condition and/or results of operations could be materially adversely affected. Lost sales or increased costs that the Company may experience during the disruption of operations may not be recoverable under the Company’s insurance policies, and longer-term business disruptions could result in a loss of customers. If this were to occur, the Company’s business, financial condition and operations could be negatively impacted.

The Company must attract and retain skilled labor in order to maintain and increase its business.

The Company’s ability to sustain and expand its operations depends in part on its ability to attract and retain skilled manufacturing workers, equipment operators, engineers and other technical personnel. Demand for these workers is currently high and the supply is limited, particularly in the case of skilled and experienced machinists and engineers. The Company will be required to retain additional skilled workers upon the completion of its manufacturing facility. Further, the Company may be faced with increased training costs and reduced productivity as it trains new employees hired to meet the Company’s increasing krill oil production needs. Additionally, a significant increase in the wages paid by competing employers could result in a reduction in the Company’s skilled labor force, increases in the rates of wages it must pay or both. If the Company’s compensation costs increase or it cannot attract and retain skilled labor, including engineers and machinists, the Company’s earnings could be reduced, and production capacity and growth potential could be impaired.

The Company may not be able to attract, hire and retain key management and personnel could negatively affect its business.

We depend substantially on our ability to hire, train, motivate and retain high quality personnel, especially our scientists and management team. Particularly, in light of the limited number of employees that cover our numerous programs and key functions, if we are unable to retain existing personnel or identify or hire additional personnel, we may not be able to research, develop, commercialize or market our products and product candidates as expected or on a timely basis and we may not be able to adequately support current and future alliances with strategic partners.

Furthermore, if we were to lose key management personnel, such as Henri Harland, our President and Chief Executive Officer, we would lose a portion of our institutional knowledge and technical know-how, potentially causing a substantial delay in one or more of our development programs until adequate replacement personnel could be hired and trained. Mr. Harland has been President and Chief Executive Officer of the Company since its incorporation on October 9, 1998. He is the founder of the Company and has been involved in our krill research project since 1991. Other than our stock option plan, we have not adopted any policies or entered into any agreements specifically designed to motivate officers or other employees to remain with us. We do not have key man life insurance policies on the lives of most of our key personnel, including Henri Harland.

The Company’s current and future clinical trials may prove unsuccessful or be delayed by certain factors.

The Company is not able to predict the results of pre-clinical and clinical testing of its product candidates. It is not possible to predict, based on studies or testing in laboratory conditions or in animals, whether a product candidate will prove to be safe or effective in humans. Further, preclinical data may not be sufficient for regulators to accept positive clinical data for approval to commercialize a product. Pre-clinical data must have been conducted to high regulatory standards and may be found, on review by health regulatory authorities, to be of insufficient quality to support an application for commercialization of a product. In addition, success in one stage of testing is not necessarily an indication that the particular product will succeed in later stages of testing and development. Further, clinical trials require the enrollment of patients and the Company may experience difficulties identifying and enrolling suitable human subjects for ongoing and future trials of its products. This could be as a result of a number of factors including, but not limited to, design protocol, the size of the available patient population, the eligibility criteria for participation in the clinical trials, and the availability of clinical trial sites.

For example, Acasti is developing CaPre®, a prescription drug candidate being developed to address the treatment of hypertriglyceridemia. CaPre® is currently being evaluated in two Phase II clinical trials. The Company’s ability to commercialize any of its products, including CaPre®, is dependent upon the success of product development efforts and the success of clinical studies. If these clinical trials and product development efforts fail to produce satisfactory results, or if the Company is unable to maintain the financial and operational capability to complete these development efforts, it may be unable to generate revenues for this and other product candidates.

A number of companies in the life sciences industry have suffered significant setbacks in advanced clinical trials, even after positive results in earlier trials. Share prices of biotechnology companies have declined significantly in certain instances where clinical results were not favourable, were perceived negatively or otherwise did not meet expectations. Unfavourable results or negative perceptions regarding the results of clinical trials for any of the Company’s product candidates currently under development could cause the Company’s share price to decline significantly.

The Company may not achieve its publicly announced milestones on time.

From time to time, the Company publicly announces the timing of certain events it expects to occur. These statements are forward-looking and are based on the best estimate of management at the time relating to the occurrence of such events. However, the actual timing of such events may differ from what has been publicly disclosed. Events such as completion of a clinical program, discovery of a new product candidate, filing of an application to obtain regulatory approval, beginning of commercialization of certain products or product candidates, or announcement of additional clinical programs for a product candidate may vary from what is publicly disclosed. CaPre®, Acasti’s leading drug candidate, is currently being evaluated in two Phase II clinical trials. The Company cannot assure you that the clinical trials for CaPre® or any other of the Company’s or its subsidiaries’ product candidates will be completed, that it will make regulatory submissions or receive regulatory approvals as planned, or that it will be able to adhere to its current schedule for the scale-up of manufacturing and launch of any of its products. These variations in timing may occur as a result of a series of events, including the nature of the results obtained during a clinical trial or during a research phase, problems with a supplier or a distribution partner or any other event having the effect of delaying the publicly announced timeline. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the distribution of this Prospectus, except as otherwise required by law. Any variation in the timing of certain events having the effect of postponing such events could have a material adverse effect on the Company’s business plan, financial condition or operating results.

The Company may require additional funding and may not be able to raise the capital necessary to fund all or part of its capital requirements.

The Company may require substantial additional funds to increase production capacity and/or for further research and development, scheduled clinical testing, regulatory approvals and the commercialization of its products. The Company may seek additional funding for these purposes through public or private equity or debt financing, joint venture arrangements, and collaborative arrangements with other pharmaceutical companies, and/or from other sources. There can be no assurance that additional funding will be available on acceptable terms or at all to enable us to continue and complete the research and development of our product candidates and their successful commercialization. Should the Company fail to obtain the necessary capital, it may be required to delay, reduce or eliminate one or more of its various research and development programs or seek financial support from one of its strategic partners or from third-parties who may require that the Company waive significant rights regarding protection of its proprietary technologies or offer it financial support on less favourable terms than those normally acceptable to the Company.

If product liability lawsuits are brought against the Company, they could result in costly and time-consuming litigation and significant liabilities.

The development of human therapeutic products involves an inherent risk of product liability claims and associated adverse publicity. The Company’s products may be found to be, or to contain substances that are, harmful to the health of its consumers. This sort of finding may expose the Company to substantial risk of litigation and liability and/or forced to discontinue production of certain products.

The Company has secured a product liability insurance policy, renewable on an annual basis, to cover civil liability claims relating to its products in an amount equal to $5,000,000 per year for all such claims. The Company also maintains a quality-assurance process that is QMP (Quality Management Program) certified by the Canadian Food Inspection Agency. However, this coverage may not insure against all claims made.

Product liability insurance is costly, often limited in scope, and could be unavailable or only available on terms unfavourable to the Company. There can be no assurance that the Company will be able to obtain or maintain insurance on reasonable terms or to otherwise protect itself against potential product liability claims that could impede or prevent commercialization of the Company’s future products and product candidates. Furthermore, a product liability claim could tarnish the Company’s reputation, whether or not such claims are covered by insurance or are with or without merit. A product liability claim against the Company or the withdrawal of a product from the market could have a materially adverse effect on the Company’s business or its financial condition.

The Company may be adversely affected by environmental and safety regulations or concerns.

The Company’s krill oil extraction process involves the use of certain hazardous materials, including acetone. The Company is subject to federal, provincial and municipal laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. In the event of an accident that involves hazardous materials, the Company could be held liable for damages, which could exceed the resources of the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with regulatory requirements in the future, or that the operations, business or assets of the Company will not be materially adversely affected by current or future legislative or regulatory requirements.

The Company will be required to obtain a permit from the Minister of Environment Québec that will allow it to produce in excess of the 100,000 kilograms currently permitted. We may not be successful in obtaining such permit on favourable terms or at all, or in a timely manner. Any of the foregoing would have a material adverse effect on our business, operations and financial condition.

The Company is heavily dependent on third parties to obtain certain raw materials necessary to develop and produce its products.

The Company depends on third parties to obtain certain raw materials necessary to develop and produce its products. If the Company is no longer able to obtain raw materials, including krill, from one or more of its suppliers on terms reasonable to the Company or at all, the Company’s revenues could suffer. This could also have a significant impact on the Company’s capacity to complete certain of its current research and development projects and, accordingly, would negatively affect its projected commercial and financial growth. In addition, a significant increase in the price of raw materials that cannot be passed on to the Company’s distributors could have a material adverse effect on the Company’s results of operations and financial condition. While other potential alternative suppliers of raw materials may be identified, they must first pass intensive validation tests to ensure their compliance with product specifications. No assurance can be given regarding the successful outcomes of such tests or the Company’s ability to secure alternate sources of supply at competitive pricing and upon fair and reasonable contractual terms and conditions.

The Company’s industry is subject to rapid technological change and competition.

The Company operates in a sector that is subject to rapid and substantial change. There can be no assurance that products developed by others will not render the Company’s products, product candidates or technologies non-competitive or that the Company will be able to keep pace with technological developments. Competitors may have developed or may be in the process of developing technologies that could be the basis for competitive products. Some of these products may prove more effective and less costly than products developed by the Company or its product candidates. Scientific and technological developments and regulatory requirements may, within a relatively short timeframe, render the products and processes developed or planned by the Company obsolete.

Competition in the health and nutrition industry and in the pharmaceutical sector is extremely intense. Many companies, as well as research organizations, currently engage in, or have in the past engaged in, efforts related to the development of products similar to the Company’s products and product candidates. The Company competes with companies that produce similar or identical products or that proposes different approaches to the separation or purification of components of krill.

For instance, Aker BioMarine ASA, a Norway-based corporation that is in the business of harvesting and commercializing marine ingredients, launched a krill oil product under the brand name SuperbaTM in 2009. Enzymotec Ltd., an Israel-based biotechnology corporation, is also a krill oil supplier. These companies and others may develop and introduce products and processes competitive with ours. Acasti’s potential competitors in the United States, Europe and Asia include large, well-established pharmaceutical companies as well as specialty pharmaceutical sales and marketing companies and specialized cardiovascular biopharmaceutical companies. These companies include GlaxoSmithKline plc, which currently markets Lovaza®, a prescription only omega-3 fatty acid indicated for patients with very high triglycerides, and Abbott Laboratories, which currently markets Tricor and Trilipix for the treatment of very high triglycerides and mixed dyslipidemia. In addition, in July 2012, the FDA approved Vascepa™, a drug developed by Amarin Corporation plc, as an adjunct to diet to reduce triglyceride levels in adult patients with severe (triglycerides greater than or equal to 500mg/dL) hypertriglyceridemia (very high triglycerides). Also, we are aware of other pharmaceutical companies that are developing products that, if approved, would compete with CaPre®. These include a free fatty acid form of omega-3 which is being developed by Omthera Pharmaceuticals and an omega-3 based drug candidate for hypertriglyceridemia being developed by Trygg Pharma. We also believe that certain other pharmaceutical companies are developing potential treatments for inflammatory and metabolic diseases based on omega-3 fatty acids.

These and other competitors may have greater resources than the Company. Accordingly, no assurance can be given that products developed by these other companies or their technology will not affect the Company’s ability to compete in the nutraceutical market. There is a risk that one or more of the Company’s competitors may develop more effective or more affordable products than the Company, or may achieve earlier patent protection or product commercialization that the Company, or that such competitors will commercialize products that will render the Company’s product candidates obsolete, possibly before the Company is able to commercialize them.

The Company is subject to foreign currency fluctuations.

The Company is exposed to the financial risk related to the fluctuation of foreign exchange rates and the degrees of volatility of those rates. Foreign currency risk is limited to the portion of the Company’s business transactions denominated in currencies other than the Canadian dollar. During the 2012 fiscal year, approximately 72% of the Company’s revenues were in United States dollars and 24% were in Euros. If the values of foreign currencies including the United States dollar and Euro fluctuate significantly more than expected in the foreign exchange markets, the Company’s operating results and financial condition may be adversely affected.

The Company enters into currency forwards to purchase or sell amounts of foreign currency in the future at predetermined exchange rates. The purpose of these currency forwards is to fix the risk of fluctuations in future exchange rates. Significant fluctuations in the rate of exchange could adversely affect the Company’s financial performance. There is a risk of loss arising from an eventual weakening of the United States dollar or Canadian dollar.

The Company may be negatively impacted by the value of its intangible assets.

The Company is required to review the carrying value of its intangible assets for impairment annually or when events change. Intangible assets include net book value of product rights, trademarks and process know-how covered by certain patented and non-patented information. Management reviews the carrying value based on projected future results. If events such as generic competition or inability to manufacture or obtain supply of product occur that may cause sales of the related products to decline, the Company adjusts the projected results accordingly. Any impairment in the carrying value results in a write-down of the intangible asset that is charged to income during the period in which the impairment is determined. Any write-down of intangible assets may have a material adverse effect on the Company’s results of operations in the period in which the write-down occurs.

Risks Related to the Company’s Intellectual Property

The Company’s commercial success depends, in part, on its intellectual property rights.

The Company’s success depends in part on its ability to develop products, obtain patents, protect its trade secrets and operate without infringing third-party exclusive rights or without others infringing the Company’s exclusive rights or those granted to it under license. The Company has filed and is actively pursuing patent applications in Canada, the United States, Europe and elsewhere in the world. The patent position of pharmaceutical firms is generally uncertain and involves complex legal, factual and scientific issues, several of which remain unresolved. The Company does not know whether all of its pending patent applications will be granted and whether the Company will be able to develop other patentable proprietary technology and/or products. Furthermore, the Company cannot be completely certain that its existing or future patents provide a definitive and competitive advantage or afford protection against competitors with similar technology. Furthermore, the Company cannot give any assurance that such patents will not be challenged or circumvented by others using alternative technology or whether existing third-party patents will prevent the Company from marketing its products. In addition, competitors or potential competitors may independently develop, or have independently developed products as effective as those of the Company or invent or have invented other products based on the Company’s patented products.

If third-party licenses are required, the Company may not be able to obtain them, or if obtainable, that they will be available on reasonable terms. Furthermore, the Company could develop or obtain alternative technologies related to third-party patents that may inadvertently cover its products. Inability to obtain such licenses or alternative technologies could delay the market launch of certain Neptune products, or even prevent the Company from developing, manufacturing or selling certain products. In addition, the Company could incur significant costs in defending itself in patent infringement proceedings initiated against it or in bringing infringement proceedings against others.

In some cases, the Company cannot determine with any certainty whether it has priority of invention in relation to any new product or new process covered by a patent application or if it was the first to file a patent application for any such new invention. Furthermore, in the event of patent litigation there can be no assurance that the Company’s patents would be held valid or enforceable by a court of competent jurisdiction or that a court would rule that the competitor’s products or technologies constitute patent infringement.

Moreover, a significant part of the Company’s technological know-how constitutes trade secrets. The Company requires that its employees, consultants, advisers and collaborators sign confidentiality agreements. However, these agreements may not provide adequate protection in the event of unauthorized use or disclosure of the Company’s trade secrets, know-how or other proprietary information.

Claims that the Company’s technology or products infringe on intellectual property rights of others could be costly to defend or settle, could cause reputational injury and would divert the attention of management and key personnel, which in turn could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

A failure by the Company to protect its intellectual property may have a material adverse effect on its ability to develop and commercialize its products.

The Company will be able to protect its intellectual property rights from unauthorized use by third parties only to the extent that its intellectual property rights are covered and protected by valid and enforceable patents or are effectively maintained as trade secrets. The Company tries to protect its intellectual property position by, among other things, filing patent applications related to its proprietary technologies, inventions and improvements that are important to the development of its business.

The Company is a plaintiff in multiple ongoing patent infringement cases with several parties. For instance, on October 4, 2011, the Company filed a complaint in the US District Court for the District of Delaware against Aker BioMarine ASA, Aker BioMarine Antarctic USA Inc. and Schiff Nutrition International Inc. for the infringement of the Company’s US patent 8,030,348 and for damages. On December 19, 2011, the parties filed counterclaims denying any infringement, seeking the invalidity of the Company’s patent, and seeking an award for costs and damages. The proceedings have been stayed due to the reexamination of the patent.

Because the patent position of pharmaceutical companies involves complex legal and factual questions, the issuance, scope, validity, and enforceability of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. If the Company’s patents are invalidated or found to be unenforceable, it would lose the ability to exclude others from making, using or selling the inventions claimed. Moreover, an issued patent does not guarantee the Company the right to use the patented technology or commercialize a product using that technology. Third parties may have blocking patents that could be used to prevent the Company from developing its product candidates, selling its products or commercializing its patented technology. Thus, patents that the Company owns may not allow it to exploit the rights conferred by its intellectual property protection.

The Company also relies on trade secrets, know-how and technology, which are not protected by patents, to maintain its competitive position. The Company tries to protect this information by entering into confidentiality agreements with parties who have access to such confidential information, such as its current and prospective suppliers, distributors, manufacturers, commercial partners, employees and consultants. Any of these parties may breach the agreements and disclose confidential information to the Company’s competitors. It is possible that a competitor will make use of such information, and that the Company’s competitive position could be disadvantaged.

Enforcing a claim that a third party infringes on, has illegally obtained or is using an intellectual property right, including a trade secret or know-how, is expensive and time-consuming and the outcome is unpredictable. In addition, enforcing such a claim could divert management’s attention from the Company’s business. If any intellectual property right were to be infringed, disclosed to or independently developed by a competitor, the Company’s competitive position could be harmed. Any adverse outcome of such litigation or settlement of such a dispute could subject the Company to significant liabilities, could put one or more of its patents at risk of being invalidated or interpreted narrowly, could put one or more of its pending patent applications at risk of not issuing, or could facilitate the entry of generic products. Any such litigation could also divert the Company’s research, technical and management personnel from their normal responsibilities.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of the Company’s confidential information could be compromised by disclosure during this type of litigation. For example, confidential information may be disclosed, inadvertently or as ordered by the court, in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure would provide the Company’s competitors with access to its proprietary information and may harm its competitive position.

Risks Related to the Company’s Industry

The Company is subject to significant government regulations.

The research, development, production and commercialization of the Company’s products is generally subject to comprehensive regulations under Health Canada’s Therapeutic Products Program and other regulatory bodies in Canada and various regional, national and local regulatory bodies, including the FDA in the United States. See “Business of the Company - Regulatory Environment”. These regulations may require the (i) approval of manufacturing facilities, including adhering to GMPs during the production, storage, controlled research and quality testing of products, (ii) review and approval of applications to establish the safety and efficacy of the product for each marketing claim sought, and (iii) the control of marketing activities. The process of obtaining required approvals (such as from the FDA and Health Canada) can be costly, time consuming and without guaranteed certainty of approval. Regulatory authorities may change processes, laws, regulations and policies related to product development or commercialization and business operations and require the Company to make changes to the product, its claims or its operations. The Company could encounter difficulties or incur excessive costs in obtaining the necessary approvals or permits, which could delay or prevent the commercialization and production of its new products.

In December 2006, Congress passed legislation requiring companies that manufacture or distribute OTC products or dietary supplements to report serious adverse events allegedly associated with their products to the FDA and institute recordkeeping procedures for all alleged adverse events (serious and non-serious). The legislation requires manufacturers and distributors of OTC products or dietary supplements to report to the FDA any serious adverse event reports received, even if the party making the report provides no medical or other information to the manufacturer or distributor. There is a risk that consumers, the press or government regulators could misinterpret adverse event reports as evidence of causation by the ingredient or product complained of, which could lead to consumer confusion, damage to our reputation, banned or recalled ingredients or products, increased insurance costs, class action litigation and a potential increase in product liability litigation, among other things. Distribution of the Company’s products outside Canada and the United States is also subject to comprehensive government regulation. Regulations, specifically requirements in respect of product releases on the market and the time involved in respect of regulatory assessment and the sanctions imposed in the event of infringement vary from country to country. No assurance can be given that the Company will obtain the requisite approvals in the relevant countries or that it will not incur significant expense in obtaining regulatory approvals or maintaining them in effect.

Failure to obtain the necessary regulatory approvals, the suspension or revocation of current approvals or any failure to comply with regulatory requirements may have a material adverse effect on the Company’s operations, its financial situation and its operating results.

Neptune’s majority owned subsidiaries, Acasti and NeuroBio, are developing products and product candidates for the pharmaceutical market. Products intended for therapeutic use for humans are governed by a wide array of regulatory agencies. For most of these products, applicable regulations require testing and government review and approval prior to marketing the product. See “Business of the Company - Regulatory Environment”. This procedure can take a number of years and involves the expenditure of substantial resources. Any failure or delay by the Company to obtain regulatory approvals or clearances could adversely affect the marketing of any products it developed and its ability to generate product revenue. There can be no assurance that any of the Company’s pharmaceutical product candidates will be approved by any regulatory agency on a timely basis, or at all. Regulatory approval in Canada, Europe and the United States does not assure approval by other national regulatory agencies, although often test results from one country may be used in applications for regulatory approval in another country.

In the event that a regulatory authority revokes any clearances or approvals granted in respect of the Company’s pharmaceutical products, the Company’s business and financial condition could be adversely affected. Numerous statutes and regulations govern the manufacture and sale of pharmaceutical products in Canada, the United States and other countries where the Company markets or intends to market its products. Such laws and regulations govern, among other things, the approval of manufacturing facilities, testing procedures and controlled research, non-clinical and clinical data required prior to and after marketing approval, compliance with GMP affecting production and storage, the advertising and labelling of products and the reporting of adverse events. Failure to comply with statutes and regulations could result in warning letters, fines and other civil penalties, unanticipated expenditures, withdrawal of regulatory approval, delays in approving or refusing to approve a product, product recall or seizure, interruption of production, operating restrictions, injunctions or criminal sanctions. The Company and its manufacturers and suppliers are also subject to numerous federal, state, provincial and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances.

The global regulatory environment continues to evolve with changes to regulations, rules, standards and guidelines and the establishment of new health authorities and/or mergers of divisions within them. The Company’s existing or future regulatory clearances or approvals may be negatively affected as a result of such changes or reorganization.

The market for the Company’s products has not been fully defined.

The Company believes that products based on its core technology will have numerous applications and that there is a growing market for the products that it has developed. However, there can be no assurance that these assumptions will prove justified, particularly considering competition from existing or new products and considering the uncertain commercial viability of the Company’s products. Therefore, there can be no assurance that any of the Company’s products in development or products recently launched will achieve market acceptance.

The degree of market acceptance for the Company’s products and those of its customers will depend upon a number of factors, including competitive pricing, the extent to which the products fulfill customer expectations and demands, the receipt of regulatory approvals, the establishment and demonstration in the medical community of the clinical efficacy and safety of the products, the establishment and demonstration of the potential advantages over competing products and, in the case of pharmaceuticals, the establishment and demonstration of the potential advantages over existing and new treatment methods and the reimbursement policies of government and third-party payers, and in the case of the Company’s nutraceuticals, the acceptance of the listing of the product and appropriate distribution with large retailers. There can be no assurance that consumers, physicians, patients, payers, the medical community in general, distributors or retailers will accept and utilize any existing or new products that may be developed by the Company.

Legislative or regulatory reform of the health care system may adversely affect the Company’s business and financial condition.

The Company’s revenues from sales of pharmaceutical products will depend in part on reimbursement policies and regulations of government health administration authorities, private health insurers and other organizations. The business and financial condition of pharmaceutical companies will continue to be affected by the efforts of governments and third-party payers to contain or reduce the costs of health care through various means. For example, in certain markets, including Canada, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government controls. In addition, an increasing emphasis on managed health care in the United States has increased and will continue to increase the pressure on pharmaceutical pricing. In Canada, the United States and elsewhere, sales of prescription pharmaceutical products are dependent, in part, on the availability of reimbursement to the consumer from third-party payers, such as government and private insurance plans. Third-party payers are increasingly challenging the prices charged for medical products and services. To the extent the Company succeeds in bringing new products to market, there can be no assurance that these products will be considered cost-effective and reimbursement to consumers will be available or will be sufficient to allow the sale of these products on a competitive basis. The Company may not be able to obtain prices for its products under development that will make them commercially viable.

Risks Related to the Offering and the Company’s Securities

Except as otherwise disclosed in any applicable prospectus supplement for any particular issuance of Securities, the following risk factors apply with respect to the Securities, as applicable.

The price of the Company’s shares may fluctuate.

Market prices for securities in general, and that of pharmaceutical and nutraceutical companies in particular, tend to fluctuate. Factors such as the announcement to the public or in various scientific or industry forums of technological innovations, new commercial products, patents, exclusive rights obtained by the Company or others, results of pre-clinical and clinical studies by the Company or others, a change of regulations, publications, financial results, public concerns over the risks of pharmaceutical products and dietary supplements, future sales of securities by the Company or its shareholders and many other factors could have considerable effects on the price of the Company’s securities.

The market price of the Company’s shares could decline as a result of future issuances or actual or potential sales.

The market price of the common shares could decline as a result of future issuances by the Company or sales by its existing holders of common shares, or the perception that these sales could occur. Sales by shareholders might also make it more difficult for Neptune to sell equity securities at a time and price that Neptune deems appropriate, which could reduce its ability to raise capital and have an adverse effect on its business.

The market price of the Company’s shares could decline as a result of operating results falling below the expectations of investors or fluctuations in operating results each quarter.

The Company’s revenues and expenses may fluctuate significantly and any failure to meet financial expectations may disappoint securities analysts or investors and result in a decline in the price of the Company’s common shares. The Company’s revenues and expenses have fluctuated in the past and are likely to do so in the future. These fluctuations could cause the Company’s share price to decline. Some of the factors that could cause revenues and expenses to fluctuate include the following:

•	the inability to complete product development in a timely manner that results in a failure or delay in receiving the required regulatory approvals or allowances to commercialize product candidates;

•	the timing of regulatory submissions and approvals;

•	the timing and willingness of any current or future collaborators to invest the resources necessary to commercialize the Company’s products;

•	the outcome of any litigation;

•	changes in foreign currency fluctuations;

•	the timing of achievement and the receipt of milestone payments from current or future third parties;

•	failure to enter into new or the expiration or termination of current agreements with third parties; and

•	failure to introduce the Company’s products to the market in a manner that generates anticipated revenues.

If the Company’s quarterly operating results fall below the expectations of investors or securities analysts, the price of the Company’s common shares could decline substantially. Furthermore, any quarterly fluctuations in the Company’s operating results may, in turn, cause the price of its stock to fluctuate substantially.

The Company does not currently intend to pay any cash dividends on its common shares in the foreseeable future.

The Company has never paid any cash dividends on its common shares. The Company does not anticipate paying any cash dividends on its common shares in the foreseeable future because, among other reasons, the Company currently intends to retain any future earnings to finance its business. The future payment of cash dividends will be dependent on factors such as cash on hand and achieving profitability, the financial requirements to fund growth, the Company’s general financial condition and other factors the board of directors of the Company may consider appropriate in the circumstances. Until the Company pays cash dividends, which it may never do, its shareholders will not be able to receive a return on their common shares unless they sell them.

There can be no assurance that an active market for the Company’s securities will be sustained.

There can be no assurance that an active market for Neptune’s securities will be sustained. Holders of Securities may be unable to sell their investments on satisfactory terms. As a result of any risk factor discussed herein, the market price of the Securities of the Company at any given point in time may not accurately reflect the long-term value of the Company. Furthermore, responding to these risk factors could result in substantial costs and divert management’s attention and resources. Substantial and potentially permanent declines in the value of the Securities may result.

Other factors unrelated to the performance of the Company that may have an effect on the price and liquidity of the Securities include: extent of analytical coverage; lessening in trading volume and general market interest in the Securities; the size of the Company’s public float; and any event resulting in a delisting of securities.

An active market may not develop for the warrants or units, which may hinder its holders’ ability to liquidate their investment.

Each issuance of warrants and units will be a new issue of securities with no established trading market, and the Company does not currently intend to list them on any securities exchange. A dealer may intend to make a market in the warrants or units after their issuance pursuant to this Prospectus; however, a dealer may not be obligated to do so and may discontinue such market making at any time. As a result, the Company cannot assure that an active trading market will develop for any series of the warrants or units. In addition, subsequent to their initial issuance, the securities may trade at a discount to their initial offering price, depending upon the value of the underlying common shares and upon the Company’s prospects or the prospects for companies in its industry generally and other factors, including those described herein.

A large number of common shares may be issued and subsequently sold upon the exercise of the warrants. The sale or availability for sale of these warrants may depress the price of the Company’s common shares.

The number of common shares that will be initially issuable upon the exercise of warrants will be determined by the particular terms of each issue of warrants and will be described in the relevant Prospectus Supplement. To the extent that purchasers of warrants sell common shares issued upon the exercise of the warrants, the market price of the Company’s common shares may decrease due to the additional selling pressure in the market. The risk of dilution from issuances of common shares underlying the warrants may cause shareholders to sell their common shares, which could further contribute to any decline in the Common Share price.

The sale of common shares issued upon exercise of the warrants could encourage short sales by third parties which could further depress the price of the common shares.

Any downward pressure on the price of common shares caused by the sale of common shares issued upon the exercise of the warrants could encourage short sales by third parties. In a short sale, a prospective seller borrows common shares from a shareholder or broker and sells the borrowed common shares. The prospective seller hopes that the Common Share price will decline, at which time the seller can purchase common shares at a lower price for delivery back to the lender. The seller profits when the Common Share price declines because it is purchasing common shares at a price lower than the sale price of the borrowed common shares. Such sales could place downward pressure on the price of the Company’s common shares by increasing the number of common shares being sold, which could further contribute to any decline in the market price of the Company’s common shares.

The Company cannot predict the actual number of common shares that it will issue upon the exercise of the warrants.

The actual number of common shares that the Company will issue upon the exercise of the warrants is uncertain and will be determined, or made determinable, by the particular terms of each issue of warrants and will be described in the relevant Prospectus Supplement. The number of common shares issuable upon the exercise of the warrants may fluctuate based on the market price of the Company’s common shares. Holders of warrants may receive more common shares if its Common Share price declines.

The Company’s shareholder rights plan and certain Canadian laws could delay or deter a change of control.

The Company’s shareholder rights plan entitles a rights holder, other than a person or group holding 20% or more of our common shares, to subscribe for our common shares at a discount of 50% to the market price at that time, subject to certain exceptions. See “Description of the Share Capital - Shareholder Rights Plan”.

The Investment Canada Act (Canada) subjects an acquisition of control of a company by a non-Canadian to government review if the value of the assets as calculated pursuant to the legislation exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to be a net benefit to Canada.

Any of the foregoing could prevent or delay a change of control and may deprive or limit strategic opportunities for our shareholders to sell their shares.

The Company may pursue opportunities or transactions that may adversely affect its business and financial condition.

Management of Neptune, in the ordinary course of Neptune’s business, regularly explores potential strategic opportunities and transactions. These opportunities and transactions may include strategic joint venture relationships, significant debt or equity investments in Neptune by third parties, the acquisition or disposition of material assets, the licensing, acquisition or disposition of material intellectual property, the development of new product lines or new applications for its existing products, significant distribution arrangements, the sale of all of the shares of Neptune and other similar opportunities and transactions. The public announcement of any of these or similar strategic opportunities or transactions might have a significant effect on the price of the Securities. Neptune’s policy is to not publicly disclose the pursuit of a potential strategic opportunity or transaction unless it is required to do so by applicable law, including applicable securities laws relating to continuous disclosure obligations. There can be no assurance that investors who buy or sell securities of Neptune are doing so at a time when Neptune is not pursuing a particular strategic opportunity or transaction that, when announced, would have a significant effect on the price of the Securities.

In addition, any such future corporate development may be accompanied by certain risks, including exposure to unknown liabilities of the strategic opportunities and transactions, higher than anticipated transaction costs and expenses, the difficulty and expense of integrating operations and personnel of any acquired companies, disruption of the Company’s ongoing business, diversion of management’s time and attention, and possible dilution to shareholders. The Company may not be able to successfully overcome these risks and other problems associated with any future acquisitions and this may adversely affect the Company’s business and financial condition.

Risks Related to the Company’s Status as a Foreign Private Issuer

As a foreign private issuer, the Company is subject to different U.S. Securities laws and regulations than a domestic U.S. issuer, which may limit the information publicly available to the Company’s U.S. shareholders.

The Company is a foreign private issuer under applicable U.S. federal securities laws, and therefore, it is not required to comply with all the periodic disclosure and current reporting requirements of the U.S. Exchange Act. As a result, the Company does not file the same reports that a U.S. domestic issuer would file with the SEC, although the Company is required to file with or furnish to the SEC the continuous disclosure documents that it is required to file in Canada under Canadian securities laws. In addition, the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the U.S. Exchange Act. Therefore, the Company’s shareholders may not know on as timely a basis when the Company’s officers, directors and principal shareholders purchase or sell common shares as the reporting periods under the corresponding Canadian insider reporting requirements are longer. In addition, as a foreign private issuer, the Company is exempt from the proxy rules under the U.S. Exchange Act.

The Company may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses to the Company.

In order to maintain its current status as a foreign private issuer, a majority of the Company’s common shares must be either directly or indirectly owned by non-residents of the United States unless the Company also satisfies one of the additional requirements necessary to preserve this status. The Company may in the future lose its foreign private issuer status if a majority of the Company’s common shares are held in the United States and it fails to meet the additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to the Company under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs it incurs as a Canadian foreign private issuer eligible to use MJDS. If the Company is not a foreign private issuer, it would not be eligible to use the MJDS or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. In addition, the Company may lose the ability to rely upon exemptions from NASDAQ corporate governance requirements that are available to foreign private issuers.

U.S. investors may be unable to enforce certain judgments.

Neptune is a company existing under the Business Corporations Act (Québec). A number of the Company’s directors and officers are residents of Canada or other jurisdictions outside of the United States, and a significant portion of the Company’s assets are located outside the United States. As a result, it may be difficult to effect service within the United States upon the Company or upon its directors and officers. Execution by United States courts of any judgment obtained against the Company or any of the Company’s directors or officers in United States courts may be limited to the assets of such companies or such persons, as the case may be, located in the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon civil liability and the civil liability of the Company’s directors and executive officers under the United States federal securities laws. The Company has been advised that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. However, there may be doubt as to the enforceability in Canada against these non-U.S. entities or their controlling persons, directors and officers who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal or state securities laws.

CONSOLIDATED CAPITALIZATION

Other than the issuance of 353,968 common shares from the exercise of warrants and stock options for proceeds of $819,768 and the grant of 355,000 stock options under the Company’s stock option plan, there have been no material changes in the share capitalization of the Company since May 31, 2012. As a result of the issuance of Securities which may be distributed under this Prospectus, the share capital of the Company may increase by up to a maximum of US$100,000,000.

USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of Securities for working capital requirements or for other general corporate purposes, including, but not limited to, investments in product development and market development activities necessary to commercialize the Company’s products and those of its two operating subsidiaries, Acasti and NeuroBio. More detailed information regarding the use of proceeds from the sale of Securities will be described in the applicable Prospectus Supplement. The Company may, from time to time, issue Common Shares or other securities otherwise than through the offering of Securities pursuant to this Prospectus.

All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company’s general funds, unless otherwise stated in the applicable Prospectus Supplement.

PLAN OF DISTRIBUTION

General

We may offer and sell the Securities, separately or together: (a) to one or more underwriters; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices. We may only offer and sell the Securities pursuant to a Prospectus Supplement during the period that this Prospectus, including any amendments hereto, remains effective. The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters or agents, the purchase price of such Securities, the proceeds to us from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

By Underwriters

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased. We may offer the Securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The Company may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities. Any such fee or commission will be paid out of our general corporate funds. We may use underwriters with whom we have a material relationship. We will describe in the Prospectus Supplement, naming the underwriter, the nature of any such relationship.

In compliance with the guidelines of the Financial Regulatory Authority, or FINRA, the maximum aggregate value of all compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds from the sale of Securities pursuant to this Prospectus and any applicable Prospectus Supplement. If 5% or more of the net proceeds of any offering of Securities made under this Prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121 (or any successor rule).

By Agents

The Securities may also be sold through agents designated by us. Any agent involved will be named, and any fees or commissions payable by us to such agent will be set forth in the applicable Prospectus Supplement. Any such fees or commissions will be paid out of our general corporate funds. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by us at such prices and upon such terms as agreed to by us and the purchaser. In this case, no underwriters or agents would be involved in the offering.

General Information

Underwriters or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under Canadian provincial and United States securities legislation, or to contribution with respect to payments which such underwriters or agents may be required to make in respect thereof. Such underwriters or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business

We may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties may sell Securities covered by this Prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties may use Securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use Securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable Prospectus Supplement

One or more firms, referred to as “remarketing firms,” may also offer or sell the Securities, if the Prospectus Supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the Securities. The Prospectus Supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket

In connection with any offering of Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time.

DESCRIPTION OF THE SHARE CAPITAL

The authorized share capital of the Company is comprised of an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in one or more series. By way of by-law, in accordance with its articles of incorporation, the Company created the “Series A Preferred Shares”, which are non-voting shares.

As at September 10, 2012, there were a total of (i) 50,161,061 Common Shares and no Preferred Shares issued and outstanding, (ii) 1,278,125 warrants to purchase Common Shares issued and outstanding, and (iii) 6,492,500 options to purchase Common Shares issued and outstanding.

Common Shares

Voting Rights

Each Common Share entitles its holder to receive notice of, and to attend and vote at, all annual or special meetings of the shareholders of the Company. Each Common Share entitles its holder to one vote at any meeting of the shareholders, other than meetings at which only the holders of a particular class or series of shares are entitled to vote due to statutory provisions or the specific attributes of this class or series.

Dividends

Subject to the prior rights of the holders of Preferred Shares ranking before the Common Share as to dividends, the holders of Common Shares are entitled to receive dividends as declared by the board of directors of the Company from the Company’s funds that are duly available for the payment of dividends.

Winding-up and Dissolution

In the event of the Company’s voluntary or involuntary winding-up or dissolution, or any other distribution of the Company’s assets among its shareholders for the purposes of winding up its affairs, the holders of Common Shares shall be entitled to receive, after payment by the Company to the holders of Preferred Shares ranking prior to Common Share regarding the distribution of the Company’s assets in the case of winding-up or dissolution, share for share, the remainder of the property of the Company, with neither preference nor distinction.

Preferred Shares

The Preferred Shares carry no voting rights. Preferred Shares may be issued at any time, in one or more series. The Company’s board of directors has the power to set the number of Preferred Shares and the consideration per share, as well as to determine the provisions attaching to each series of Preferred Shares (including dividends, redemption rights and conversion rights, where applicable). The shares in each series of Preferred Shares rank prior to the Common Shares of the Company with regard to payment of dividends, reimbursement of capital and division of assets in the event of the Company’s winding-up or dissolution. The holders of Preferred Shares shall not be entitled to receive notice of, or to attend or vote at the meetings of the shareholders, except: (i) in the event of a separate meeting or vote by class or by series as specified by law, (ii) where entitled to vote by class or series on amendments to the attributes attaching to the class or series, or (iii) where applicable, in the event of the Company’s omission to pay the number of periodical dividends, whether consecutive or not, as applicable to any series.

The board of directors of the Company has passed a by-law creating the Series A Preferred Shares. Series A Preferred Shares may be issued only as part of an acquisition by the Company of other companies or material assets. Series A Preferred Shares are non-voting, and entitle holders thereof to a fixed, preferential and non-cumulative annual dividend of 5% of the amount paid for the said shares.

Shareholder Rights Plan

On May 26, 2010, we entered into a shareholder rights plan agreement, or “Rights Plan”. The Rights Plan entitles a holder of rights (other than the Acquiring Person, as defined below, or any affiliate or associate of an Acquiring Person or any person acting jointly or in concert with an Acquiring Person or any affiliate or associate of an Acquiring Person) to purchase our common shares at a discount of 50% to the market price upon a person becoming an “Acquiring Person”, subject to certain exceptions and the terms and conditions set out in the Rights Plan. An “Acquiring Person” is defined in the Rights Plan as a beneficial owner of 20% or more of our common shares. The Rights Plan will expire at the close of our annual meeting of shareholders in 2013.

In order to implement the Rights Plan, we issued one right in respect of each common share outstanding as of 5:01 p.m. (Montreal time) on May 26, 2010, the “Effective Date”. One right will also be issued and attached to each subsequently issued common share, including the common shares issued pursuant to any offering under this Prospectus. The rights will separate and trade separately from the common shares to which they are attached and will become exercisable after the “Separation Time”. The “Separation Time” is the close of business on the tenth business day following the earliest of:

(a)	the date of the first public announcement or disclosure made by us or an Acquiring Person that a person has become an Acquiring Person;

(b)	the date of the commencement of, or first public announcement of the intent of any person to commence, a take-over bid (other than a Permitted Bid (as defined in the Rights Plan) or a Competing Permitted Bid (as defined in the Rights Plan) by any person for our common shares;

(c)	the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such; or

(d)	such later date as may be determined by the board of directors.

After the time at which a person becomes an Acquiring Person, and subject to the terms and conditions set out in the Rights Plan, each right would, upon exercise, entitle a rights holder, other than the Acquiring Person and related persons, to purchase common shares at a 50% discount to the market price at the time.

Under the Rights Plan, a “Permitted Bid” is a bid made to all holders of the common shares and which is open for acceptance for not less than 60 days. If at the end of 60 days at least 50% of the outstanding common shares, other than those owned by the offeror and certain related parties, have been tendered, the offeror may take up and pay for the common shares but must extend the bid for a further 10 days to allow other shareholders to tender.

A copy of the Rights Plan is available on SEDAR at www.sedar.com.

DESCRIPTION OF THE WARRANTS

The following description, together with the additional information we may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Warrants that we may offer under this Prospectus, which will consist of Warrants to purchase Common Shares and may be issued in one or more series. Warrants may be offered independently or together with other Securities, and may be attached to or separate from those Securities. While the terms we have summarized below will apply generally to any Warrants that we may offer under this Prospectus, we will describe the particular terms of any series of Warrants that we may offer in more detail in the applicable Prospectus Supplement. The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.

General

Warrants will be issued under and governed by the terms of one or more warrant indentures (a “Warrant Indenture”) between us and a warrant trustee (the “Warrant Trustee”) that we will name in the relevant Prospectus Supplement, if applicable. Each Warrant Trustee will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee.

This summary of some of the provisions of the Warrants is not complete. The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Warrant Indenture and the Warrant certificate. Prospective investors should refer to the Warrant Indenture and the Warrant certificate relating to the specific Warrants being offered for the complete terms of the Warrants. We will file a Warrant Indenture describing the terms and conditions of Warrants we are offering concurrently with the filing of the applicable Prospectus Supplement under which such Warrants are offered.

The applicable Prospectus Supplement relating to any Warrants offered by us will describe the particular terms of those Warrants and include specific terms relating to the offering. This description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•

the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

•	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;

•	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	whether the Company will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;

•	whether the Warrants will be listed on any exchange; and

•	any other material terms or conditions of the Warrants.

Rights of Holders Prior to Exercise

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares issuable upon exercise of the Warrants.

Exercise of Warrants

Each Warrant will entitle the holder to purchase Common Shares, as specified in the applicable Prospectus Supplement at the exercise price that we describe therein. Unless we otherwise specify in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date that we set forth in the applicable Prospectus Supplement. After the close of business on the expiration date, unexercised Warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the Warrant certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee, if any, or to us, as applicable, in immediately available funds, as provided in the applicable Prospectus Supplement. We will set forth on the Warrant certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Trustee, if any, or to us, as applicable.

Upon receipt of the required payment and the Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Trustee, if any, to us at our principal offices, as applicable, or any other office indicated in the applicable Prospectus Supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the Warrants represented by the Warrant certificate are exercised, then we will issue a new Warrant certificate for the remaining amount of Warrants. If we so indicate in the applicable Prospectus Supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.

Anti-Dilution

The Warrant Indenture, if any, and the Warrant certificate will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or any other reorganization, amalgamation, merger or sale of all or substantially all of our assets, the Warrants will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares to which the holder of a Common Share would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Warrants.

Global Securities

We may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Warrant Indenture, if any, and the Warrant certificate will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders. The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture, if any, and the Warrant certificate.

We may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF THE UNITS

The following description, together with the additional information we may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that we may offer under this Prospectus. While the terms we have summarized below will apply generally to any Units that we may offer under this Prospectus, we will describe the particular terms of any series of Units in more detail in the applicable Prospectus Supplement. The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.

We will file the form of unit agreement (“Unit Agreement”), if any, between us and a unit agent that describes the terms and conditions of the series of Units we are offering, and any supplemental agreements, concurrently with the filing of the applicable Prospectus Supplement under which such series of Units are offered. The following summaries of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of the Unit Agreement, if any, and any supplemental agreements applicable to a particular series of Units. We urge you to read the applicable Prospectus Supplements related to the particular series of Units that we sell under this Prospectus, as well as the complete Unit Agreement, if any, and any supplemental agreements that contain the terms of the Units.

General

We may issue Units comprising one or more of Common Shares and Warrants in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included security. The Unit Agreement under which a Unit may be issued may provide that the securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable Prospectus Supplement the terms of the series of Units, including:

•	the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•	provisions of the governing Unit Agreement, if any; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units.

The provisions described in this section, as well as those described under “Description of the Share Capital” and “Description of the Warrants” will apply to each Unit and to any Common Share or Warrant included in each Unit, respectively.

Issuance in Series

We may issue Units in such amounts and in numerous distinct series as we determine.

MARKET FOR SECURITIES

The Company’s Common Shares are listed and posted for trading on (i) the TSX under the symbol “NTB”, and (ii) the NASDAQ under the symbol “NEPT”. The price ranges and trading volume of Company’s Common Shares for the twelve-month period before the date of this Prospectus on the TSX and the NASDAQ was as follows:

Period	TSX (CDN$)			NASDAQ (US$)
	High	Low	Volume (daily average)	High	Low	Volume (daily average)
September 2012 (until September 10)	4.61	4.01	52,039	4.72	4.07	241,933
August 2012	4.99	4.26	55,765	5.08	4.30	253,685
July 2012	5.00	4.37	85,395	5.14	4.26	356,418
June 2012	4.99	3.30	110,392	4.88	3.18	393,327
May 2012	4.02	2.95	68,685	3.95	2.70	240,637
April 2012	3.53	2.82	27,979	3.64	2.81	126,144
March 2012	3.20	2.78	30,145	3.25	2.80	59,211
February 2012	3.25	2.44	52,924	3.29	2.46	84,480
January 2012	2.89	2.29	32,937	2.86	2.25	54,102
December 2011	3.10	2.25	22,345	3.05	2.18	44,001
November 2011	3.17	2.55	27,824	3.10	2.51	47,242
October 2011	2.84	2.10	50,361	2.86	2.02	115,447
September 2011	3.74	2.60	71,901	3.78	2.46	102,372

PRIOR SALES

In the 12 months preceding the date hereof, we issued the following Common Shares and granted the following Common Share purchase warrants and stock options under our stock option plan:

Date of Issuance	Number of Common Shares Issued	Issue Price per Common Share
September 22, 2011	10,000	$1.50
September 22, 2011	7,500	$2.50
September 22, 2011	6,000	$2.50
September 30, 2011	22,002	$2.14
October 9, 2011	1,685	$1.50
October 9, 2011	22,053	$2.08
October 9, 2011	11,027	$2.14
October 9, 2011	6,662	$2.00
October 9, 2011	9,327	$2.00
October 9, 2011	4,441	$2.00
October 9, 2011	33,065	$2.19
October 9, 2011	110,217	$2.19
October 17, 2011	27,027	$2.15
March 23, 2012	10,000	$2.50

Date of Issuance	Number of Common Shares Issued	Issue Price per Common Share
March 27, 2012	1,250	$2.65
April 5, 2012	50,000	$1.50
April 25, 2012	15,000	$1.50
May 17, 2012	9,000	$2.50
May 25, 2012	20,000	$2.25
May 29, 2012	5,000	$1.50
May 29, 2012	8,000	$2.50
June 28, 2012	9,000	$1.50
June 29, 2012	27,778	$2.75
July 4, 2012	7,500	$2.50
July 12, 2012	6,000	$2.50
July 13, 2012	3,140	$2.65
July 13, 2012	5,000	$2.65
July 13, 2012	50,000	$2.65
July 13, 2012	58,750	$2.65
July 14, 2012	25,000	$2.50
July 16, 2012	6,000	$2.25
July 18, 2012	50,000	$1.50
July 20, 2012	5,800	$2.65
July 24, 2012	10,000	$1.50
July 27, 2012	20,000	$1.50
August 10, 2012	25,000	$2.65
August 14, 2012	10,000	$2.50
August 20, 2012	10,000	$1.50
August 29, 2012	25,000	$2.75

Date of Grant	Number of Common Shares Purchase Warrants Granted	Exercise Price per Warrant
May 3, 2012	765,709		$2.65
May 3, 2012	680,556	US$	2.75

Date of Grant	Number of Stock Options Granted	Exercise Price per Stock Option
September 16, 2011	150,000	$3.50
November 1, 2011	125,000	$2.75
November 28, 2011	55,000	$3.15
December 1, 2011	250,000	$3.00
December 19, 2011	15,000	$2.70
December 20, 2011	400,000	$3.00

Date of Grant	Number of Stock Options Granted	Exercise Price per Stock Option
January 1, 2012	250,000	$3.00
January 4, 2012	40,000	$2.50
February 1, 2012	25,000	$3.00
February 6, 2012	15,000	$2.50
March 26, 2012	750,000	$3.05
March 26, 2012	150,000	$3.15
April 2, 2012	100,000	$3.15
April 11, 2012	1,680,000	$3.15
April 16, 2012	5,000	$3.05
July 9, 2012	5,000	$4.50
August 28, 2012	350,000	$5.00

REGISTRATION AND TRANSFER

Other than in the case of book-entry-only Securities, Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by the Company for such purpose with respect to any issue of Securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the Securities but the Company may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the person making the request. If a Prospectus Supplement refers to any registrar or transfer agent designated by the Company with respect to any issue of Securities, the Company may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

In the case of book-entry-only Securities, the Securities may be represented by one or more global certificates or be represented by uncertificated securities and may be held by a designated depository for its participants. The Securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depository will establish and maintain book-entry accounts for its participants acting on behalf of holders of the Securities. The interests of such holders of Securities will be represented by entries in the records maintained by the participants. Holders of Securities issued in book-entry-only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the Securities are purchased in accordance with the practices and procedures of that participant.

ENFORCEABILITY OF CIVIL LIABILITIES

Neptune is a company incorporated under and governed by the Business Corporations Act (Québec). A majority of the directors and officers of Neptune, and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States and all or a substantial portion of their assets, and a substantial portion of the Neptune’s assets, are located outside the United States. Neptune has appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of the directors and officers of Neptune and experts under U.S. federal securities laws.

Neptune has been advised by its Canadian counsel, Osler, Hoskin & Harcourt LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws would probably be enforceable in

Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. Neptune has also been advised by Osler, Hoskin & Harcourt LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

Neptune expects to file a registration statement on Form F-10 to register the Securities in the United States. Concurrently with the filing of the registration statement on Form F-10, Neptune will make an appointment of agent for service of process on Form F-X. Under the Form F-X, we expect to appoint CT Corporation as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a U.S. court arising out of or related to or concerning the offering of the Securities under this Prospectus.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe the principal Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of the Securities offered thereunder. The applicable Prospectus Supplement may also describe certain U.S. federal income tax considerations generally applicable to the purchase, holding and disposition of those Securities by an investor who is a U.S. person.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment, irrespective of the determination at a later date of the purchase price of the securities distributed if offered on a non-fixed price basis. In several of the provinces, securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor. Rights and remedies may also be available to purchasers under U.S. laws. Purchasers may wish to consult with a U.S. lawyer for particulars of these rights.

LEGAL MATTERS

Certain legal matters relating to the Securities offered by this Prospectus will be passed upon on our behalf by Osler, Hoskin & Harcourt LLP, our Canadian and U.S. counsel. As of the date of this Prospectus, the partners and associates of Osler, Hoskin & Harcourt LLP beneficially own, directly or indirectly, less than 1% of outstanding securities of any class issued by the Company. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and United States law.

AUDITORS

The Company’s independent auditors are KPMG LLP, Chartered Professional Accountants (“KPMG”), 1500-600, de Maisonneuve Boulevard West, Montréal, Québec, Canada, H3A 0A3. KPMG is independent with respect to the Company within the rules of the Code of Ethics of the Chartered Professional Accountants of Québec. The audited consolidated financial statements of the Company as at February 29, 2012, February 28, 2011 and March 1, 2010, and for the years ended February 29, 2012 and February 28, 2011 incorporated in this Prospectus by reference, have been audited by KPMG as stated in their report, which is incorporated herein by reference.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

Upon filing of a registration statement with the SEC, the following documents will be filed with the SEC as part of the Registration Statement of which this Prospectus is a part: (i) the documents referred to under “Documents Incorporated by Reference”; (ii) the consents of auditors and counsel; and (iii) powers of attorney from directors and officers of the Company.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Under the Business Corporations Act (Québec) (the “BCA”), a corporation must indemnify a director or officer of the corporation, a former director or officer of the corporation or any other person who acts or acted at the corporation’s request as a director or officer of another group, against all costs, charges and expenses reasonably incurred in the exercise of their functions, including an amount paid to settle an action or satisfy a judgment, or arising from any investigative or other proceeding in which the person is involved if (1) the person acted with honesty and loyalty in the interest of the corporation or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request; and (2) in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful. The corporation must also advance moneys to such a person for the costs, charges and expenses of a proceeding referred to above. In the event that a court or any other competent authority judges that the conditions set out in (1) and (2) are not fulfilled, the corporation may not indemnify the person and the person must repay to the corporation any moneys advanced for such purposes. Furthermore, the corporation may not indemnify such person if the court determines that the person has committed an intentional or gross fault. In such a case, the person must repay to the corporation any moneys advanced. A corporation may also, with the approval of the court, in respect of an action by or on behalf of the corporation or other group as referred to above, against such a person, advance the necessary moneys to the person or indemnify the person against all costs, charges and expenses reasonably incurred by the person in connection with the action, if the person fulfills the conditions set out in this paragraph.

In accordance with and subject to the BCA, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, to the extent permitted by the BCA, as set forth above.

The Registrant maintains directors’ and officers’ liability insurance which insures the directors and officers of the Registrant and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay, to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

The following exhibits have been filed as part of this registration statement.

Exhibit Number	Description

4.1	Revised Annual Information Form of the Registrant for the year ended February 29, 2012 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F/A filed with the Commission on September 11, 2012).

4.2	Audited Consolidated Financial Statements of the Registrant as of February 29, 2012, February 28, 2011 and March 1, 2010 and for the years ended February 29, 2012 and February 28, 2011 (incorporated by reference to Exhibit 99.2 to the Registrant’s Annual Report on Form 40-F filed with the Commission on May 29, 2012)

4.3	Management Analysis of the Financial Situation and Operating Results – Management Discussion and Analysis for the fiscal year ended February 29, 2012 (incorporated by reference to Exhibit 99.3 to the Registrant’s Annual Report on Form 40-F filed with the Commission on May 29, 2012)

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4.4	Unaudited Consolidated Interim Financial Statements of the Registrant as at May 31, 2012 and for the three-month periods ended May 31, 2012 and 2011 (with the exception of the notice on the page preceding page 1 of such financial statements stating: “These interim financial statements have not been reviewed by an auditor.”) and with the management’s discussion and analysis thereon (incorporated by reference to Exhibit 99.1 and 99.2 to the Registrant’s Form 6-K filed with the Commission on July 16, 2012).

4.5	Management Proxy Circular of the Registrant prepared in connection with the Registrant’s Annual and Special Meeting of Shareholders to be held on June 21, 2012 (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K filed with the Commission on May 30, 2012).

5.1*	Consent of KPMG LLP.

5.2*	Consent of Osler, Hoskin & Harcourt LLP.

6.1*	Powers of Attorney (included in Part III of this Registration Statement).

*	filed herewith

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

Concurrently with the filing of this Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X, referencing the file number of this Registration Statement on Form F-10.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laval, Province of Quebec, Canada, on the 14th day of September, 2012.

NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

By:	/s/ Henri Harland
Name:	Henri Harland
Title:	President and Chief Executive Officer

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POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Henri Harland and André Godin, or either of them, his true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents or any of them or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated, on the 14th day of September, 2012.

/s/ Henri Harland	President and Chief Executive Officer and Director (Principal Executive Officer)
Henri Harland

/s/ André Godin	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
André Godin

/s/ Ronald Denis	Director
Ronald Denis

/s/ Daniel Perry	Director
Daniel Perry

/s/ Jean-Claude Debard	Director
Jean-Claude Debard

/s/ Michel Chartrand	Director
Michel Chartrand

/s/ Harlan Waksal	Director
Harlan Waksal

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on September 14, 2012.

NEPTUNE TECHNOLOGIES & BIORESSOURCES USA INC.

By:	/s/ Henri Harland
Name:	Henri Harland
Title:	President & Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description

4.1	Revised Annual Information Form of the Registrant for the year ended February 29, 2012 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F/A filed with the Commission on September 11, 2012).

4.2	Audited Consolidated Financial Statements of the Registrant as of February 29, 2012, February 28, 2011 and March 1, 2010 and for the years ended February 29, 2012 and February 28, 2011 (incorporated by reference to Exhibit 99.2 to the Registrant’s Annual Report on Form 40-F filed with the Commission on May 29, 2012)

4.3	Management Analysis of the Financial Situation and Operating Results – Management Discussion and Analysis for the fiscal year ended February 29, 2012 (incorporated by reference to Exhibit 99.3 to the Registrant’s Annual Report on Form 40-F filed with the Commission on May 29, 2012)

4.4	Unaudited Consolidated Interim Financial Statements of the Registrant as at May 31, 2012 and for the three-month periods ended May 31, 2012 and 2011 (with the exception of the notice on the page preceding page 1 of such financial statements stating: “These interim financial statements have not been reviewed by an auditor.”) and with the management’s discussion and analysis thereon (incorporated by reference to Exhibit 99.1 and 99.2 to the Registrant’s Form 6-K filed with the Commission on July 16, 2012).

4.5	Management Proxy Circular of the Registrant prepared in connection with the Registrant’s Annual and Special Meeting of Shareholders to be held on June 21, 2012 (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K filed with the Commission on May 30, 2012).

5.1*	Consent of KPMG LLP.

5.2*	Consent of Osler, Hoskin & Harcourt LLP.

6.1*	Powers of Attorney (included in Part III of this Registration Statement).

* filed herewith